EXHIBIT 2.1
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                                 28 OCTOBER 2004


                         ENCANA (U.K.) HOLDINGS LIMITED


                   NEXEN ENERGY HOLDINGS INTERNATIONAL LIMITED








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                                    AGREEMENT
                          FOR THE SALE AND PURCHASE OF
                              ENCANA (U.K.) LIMITED

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                               [GRAPHIC OMITTED]
                      LOGO FRESHFIELDS BRUCKHAUS DERINGER
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                                    CONTENTS


CLAUSE                                                                      PAGE



1.  SALE AND PURCHASE..........................................................1

2.  PRICE......................................................................2

3.  CONDITIONS TO CLOSING......................................................8

4.  PRE-CLOSING UNDERTAKINGS..................................................10

5.  CLOSING...................................................................10

6.  REDEMPTION OF PREFERENCE SHARES...........................................10

7.  WARRANTIES AND UNDERTAKINGS...............................................11

8.  ENVIRONMENT AND DECOMMISSIONING...........................................13

9.  SCOTT TELFORD INDEMNITY...................................................14

10. CONDUCT OF CLAIMS.........................................................16

11. EMPLOYEES.................................................................17

12. NO RIGHTS OF RESCISSION OR TERMINATION....................................18

13. TAX.......................................................................18

14. INSURANCE.................................................................19

15. CHANGES OF NAME...........................................................20

16. PAYMENTS..................................................................21

17. DEALING WITH AND VOTING ON THE SHARES.....................................21

18. RELEASE AND INDEMNITY FOR OUTSTANDING GUARANTEES..........................22

19. ANNOUNCEMENTS.............................................................22

20. CONFIDENTIALITY...........................................................23

21. ASSIGNMENT................................................................25

22. FURTHER ASSURANCES........................................................25

23. COSTS.....................................................................25

24. NOTICES...................................................................26

25. CONFLICT WITH OTHER AGREEMENTS............................................28

26. ENTIRE AGREEMENT..........................................................28

27. WAIVERS, RIGHTS AND REMEDIES..............................................29

28. CONTRACTS (RIGHTS OF THIRD  PARTIES) ACT 1999.............................29

29. GENERAL...................................................................30

30. INTERPRETATION............................................................31



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31.  GOVERNING LAW, JURISDICTION AND SERVICE OF PROCESS.......................31

SCHEDULE 1....................................................................32

     PART A DETAILS OF THE COMPANY............................................32

     PART B DETAILS OF SUBSIDIARIES OF THE COMPANY............................33

     PART C LICENCES..........................................................35

SCHEDULE 2 SELLER WARRANTIES..................................................37

     PART A GENERAL/COMMERCIAL................................................37

     PART B IP/IT.............................................................48

     PART C REAL ESTATE.......................................................49

     PART D TAXATION..........................................................51

     PART E ENVIRONMENT.......................................................55

     PART F EMPLOYMENT........................................................56

     PART G PENSIONS..........................................................58

SCHEDULE 3 LIMITATIONS ON LIABILITY...........................................60

SCHEDULE 4 PURCHASER WARRANTIES...............................................66

SCHEDULE 5....................................................................68

     CONDUCT OF THE TARGET COMPANIES PRE-CLOSING..............................68

SCHEDULE 6 CLOSING ARRANGEMENTS...............................................72

SCHEDULE 7 PROPERTIES.........................................................75

SCHEDULE 8 TAX COVENANT.......................................................77

SCHEDULE 9 FINANCIAL ADJUSTMENTS..............................................93

     PART A...................................................................93

     PART B FORM OF THE FINAL CLOSING STATEMENT...............................95

     PART C INTERIM STATEMENT AND CLOSING STATEMENT FORMAT....................96

SCHEDULE 10 INTERPRETATION....................................................97

ANNEX 1......................................................................111




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THIS AGREEMENT is made on 28 October 2004.

BETWEEN:

(1) ENCANA (U.K.) HOLDINGS LIMITED a company incorporated in England (registered number 4825184) whose registered office is at Charter Place, Vine Street, UB8 1JG (the SELLER); and

(2) NEXEN ENERGY HOLDINGS INTERNATIONAL LIMITED a company incorporated in Jersey, Channel Islands (registered number 60007) whose registered office is at St James House, New St James Place, St Helier, Jersey, JE4 8WH Channel Islands (the PURCHASER).

WHEREAS:

(A) EnCana (U.K.) Limited (the COMPANY) is a private company limited by shares incorporated in England. The Seller is the sole legal and beneficial owner of the issued share capital of the Company.

(B) The Seller has agreed to sell and the Purchaser has agreed to purchase all of the issued share capital of the Company on the terms and subject to the conditions set out in the Transaction Documents.

IT IS AGREED as follows:

1.     SALE AND PURCHASE

1.1 Subject to and in accordance with this Agreement and the Debt Assignment Deed, the Seller shall sell and transfer, and the Purchaser shall purchase:

(a)    the Shares; and

(b)    the Holdings Loan and Intra-Group Debt,

with Full Title Guarantee and free from all Encumbrances with effect from Closing, together with all rights attaching to them at Closing including in the case of (a) the right to receive all distributions and dividends declared, paid or made in respect of the Shares after Closing.

1.2 The Seller irrevocably waives any rights of pre-emption conferred on it by the articles of association of the Company or otherwise over any of the Shares.

1.3 The Parties acknowledge that the transfer of the Shares shall be completed on the basis of the share transfer and other arrangements set out or referred to in Clause 5 (Closing) and Schedule 6 (Closing Arrangements).

1.4 Subject to Clauses 1.5 and 1.6 below, the Purchaser is allowed to serve written notice on the Seller not later than the Record Date, to elect that the Company shall, at Closing, redeem the Preference Shares at par in which event Clause 6 shall apply.


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1.5    The Seller has the right (by written notice) to unilaterally terminate
Clause 1.4 in its absolute discretion.

1.6 The Seller has the right to reject the notice referred to in Clause 1.4 and if it exercises such right the Company shall not redeem the Preference Shares.

2.     PRICE

2.1    (a)    The price for the Shares shall be $2,100,000,000 (the INITIAL
       PRICE):

       (i) minus the principal amount outstanding under the Holdings Loan being $300,000,000;

       (ii)   minus the Intra-Group Payables as at the Economic Date;

       (iii)  plus or minus (as the case may be) the Economic Date Working
              Capital;

       (iv)   plus interest as determined in accordance with Clause 2.3;

       (v) plus an amount equal to simple interest at the Agreed Interest Rate on the increase in the Intra-Group Debt from the Economic Date until Closing, such interest sum being simple interest calculated on each increase or decrease from the date of such increase or decrease until (but not including) Closing;

       (vi) minus an amount equal to the nominal value of the Preference Shares (the REDEMPTION SUM) in the event that Clause 6 applies;

       (vii)  minus an amount equal to the difference between:

              (A) the interest payable under the Holdings Loan for the period from and including the Economic Date up to but not including the Closing Date; and

              (B) the amount which would have been payable had such interest been calculated at the Agreed Interest Rate,

(the amount resulting from these additions and subtractions to the Initial Price being the SHARE CONSIDERATION for the Shares) which shall be apportioned as follows:

                         (aa)   $1 for each Preference Share transferred; and

                         (bb) the balance of Share Consideration for the total number of ordinary shares transferred.

(b) The price for the Holdings Loan shall be $300,000,000, plus any interest accrued but not paid at the Closing Date such amount being referred to as the HOLDINGS LOAN CONSIDERATION and is payable pursuant to the Holdings Loan Assignment Deed (and, for the avoidance of doubt, not this Agreement);


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(c)    The price for the Intra-Group Debt shall be an amount equal to the par value of the amount of the Intra-Group Debt at Closing such amount being referred to as the DEBT CONSIDERATION and is payable pursuant to the Debt Deed (and, for the avoidance of doubt, not this Agreement).

2.2 Where any sums are paid pursuant to a claim under Clause 7 (Warranties and Undertakings), Clause 13 (Tax), Schedule 2 (Seller Warranties) and Schedule 8 (Tax Covenant) the same shall operate by way of increases or decreases, as the case may be, to the Share Consideration.

INTEREST

2.3 The interest to be added to the Initial Price shall be an amount equivalent to:

(a) simple interest calculated on the basis of a 360 day year on the Initial Price plus or minus (as the case may be) the amount referred to in Clause 2.1(a)(iii) minus the amount referred to in Clause 2.1(a)(i) from and including the Economic Date; less

(b) simple interest calculated on the basis of a 360 day year on an amount equal to the Deposit from the date of this Agreement,

in each case at the Agreed Interest Rate from the respective dates in Clauses 2.3(a) and (b) up to but not including the Closing Date.

INTERIM CLOSING STATEMENT

2.4    The interim closing statement (the INTERIM CLOSING STATEMENT) specifying:

(a)    the estimated Economic Date Working Capital;

(b)    the estimated Intra-Group Payables as at the Economic Date;

(c) the estimated amounts under Clauses 2.1(a)(iv), 2.1(a)(v) and 2.1(a)(vii);

(d)    the Closing Price; and

(e) an estimate of the amount referred to in Clause 2.1(c) (being the ESTIMATED DEBT CONSIDERATION),

is set out in column A of Part C of Schedule 9.

PAYMENT AT CLOSING

2.5 At Closing, the Purchaser shall pay to the Seller in Dollars the Closing Price (less the Deposit) and the Deposit shall be retained by the Seller. Pursuant to clause 3 of the Holdings Loan Assignment Deed the Purchaser shall pay (or procure the payment of) the Holdings Loan Consideration and pursuant to clause 3 of the Debt Assignment Deed the Purchaser shall pay the Estimated Debt Consideration.


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FINAL CLOSING STATEMENT

2.6 Within sixty days after Closing, the Purchaser shall provide the Seller with a written final closing statement (the FINAL CLOSING STATEMENT) in the format set out in Part C of Schedule 9 giving its calculation of the final amounts of each of:

(a)    the Intra-Group Payables as at the Economic Date;

(b)    the Economic Date Working Capital;

(c) amounts each as calculated under Clauses 2.1(a)(iv), 2.1(a)(v) and 2.1(a)(vii);

(d)    the Debt Consideration;

(e)    the other items in column C of Part C of Schedule 9; and

(f)    the Final Closing Amounts.

The Seller will have a period of 15 Business Days from the date of delivery of the Final Closing Statement to review and agree or dispute the Final Closing Statement. If the Seller disputes the Final Closing Statement it must notify the Purchaser in writing within the 15 Business Day period referred to above, giving full details of each of the matters in dispute. The Final Closing Statement shall constitute the final and binding Final Closing Statement unless the Seller has served written notice of its disagreement, including full details to the Purchaser within the 15 Business Day period referred to above. If the Final Closing Statement has been disputed by the Seller, the Seller and the Purchaser shall have a period of five Business Days in which to resolve the matters in dispute. During this period the Seller and the Purchaser may, by notice in writing to the other in each case, propose further adjustments and notify the other of additional matters in dispute, but only where such additional adjustments or matters arise out of any disagreement notified by the Seller. At the end of this period the Final Closing Statement shall be revised to reflect any agreed adjustments. Payment of any agreed adjustments shall be made within five Business Days following agreement of the Parties. If any matter remains in dispute at the end of the five Business Day period referred to above (the DISPUTED AMOUNTS) such matters may be referred by either the Seller or the Purchaser to the Reporting Accountants.

PAYMENT OF CONSIDERATION

2.7    The Share Consideration shall be satisfied by:

(a) a payment in cash of the Closing Price by the Purchaser to the Seller at Closing in accordance with Clause 2.5; and

(b) payment in cash by the Seller to the Purchaser of the Final Closing Share Amount calculated in accordance with the provisions of Schedule 9 if such sum is a positive sum and payment in cash by the Purchaser to the Seller of the Final Closing Share Amount calculated in accordance with Schedule 9 if such sum is a negative amount.


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The Debt Consideration shall be satisfied by a payment at Closing in cash of the
Estimated Debt Consideration pursuant to the Debt Assignment Deed and the payment of the amount (if any) payable pursuant to the Final Closing Debt
Amount.

The consideration payable for the Holdings Loan shall be satisfied by a payment at Closing of an amount equal to the price payable pursuant to clause 3 of the Holdings Loan Assignment Deed.

2.8 Payment of the Final Closing Amounts shall be made within five Business Days of it being agreed or otherwise determined and the amount of the Final Closing Share Amount due in respect of the Share Consideration shall, for the avoidance of doubt, be treated as adjusting the Closing Price, thus resulting after such adjustment in the Share Consideration.

2.9 The Share Consideration (subject to any further adjustment, if applicable, pursuant to Clause 2.16) shall be adopted for all Tax reporting purposes and, for the avoidance of doubt, the provisions of this Clause 2.9 shall not apply to any Tax adjustments pursuant to Clause 13.

INDEPENDENT DETERMINATION

2.10 The Reporting Accountants shall be instructed to determine the Disputed Amounts and act on the following basis:

(a) In respect of each Disputed Amount, the Seller and the Purchaser will each submit to the Reporting Accountants the amount they consider should be included in the Final Closing Statement within such time limit as may be required by the Reporting Accountants.

(b) The Reporting Accountants shall act as an expert and not as an arbitrator and shall be appointed on their then applicable standard terms and conditions to which both the Seller and the Purchaser shall agree (including a waiver of any claims against the Reporting Accountants that any of the Parties may have).

(c) The Disputed Amounts shall be notified to the Reporting Accountants in writing by the Seller and/or the Purchaser within 15 Business Days of the Reporting Accountants being appointed.

(d) The terms of reference of the Reporting Accountants shall be to determine the Disputed Amounts only, including the finalisation of the form and content of the Final Closing Statements on the basis of the provisions of this Agreement, within 30 days of receipt of the final submissions of the Seller and Purchaser or as soon as practicable thereafter.

(e) The Reporting Accountants shall decide the procedure to be followed in the determination and shall be entitled to make such assumptions and investigations as they see fit.

(f) The determination of the Reporting Accountants shall (in the absence of fraud or manifest error or collusion) be final and binding on the parties.


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(g)    The costs of the Reporting Accountants shall be borne by the Seller and the Purchaser in such proportions as the Reporting Accountants shall determine and in the absence of any such determination, in equal shares.

(h) The Reporting Accountants shall be KPMG or if KPMG are unable or unwilling to act, an independent chartered accountant nominated by the parties, or, in the absence of agreement between the Parties within five Business Days of a Party notifying the other that it proposes to refer the dispute to an expert, by the President of the Institute of Chartered Accountants in England and Wales on the application of either of the Parties.

OTHER MATTERS

2.11 Subject to Clause 2.12, Seller and Purchaser shall promptly provide to each other and their respective accountants:

(a) all information, supporting documentation and explanations in their respective possession or control relating to the Target Companies (including access at all reasonable times to all relevant books and records and reasonable co-operation and assistance from staff and management); and

(b) such explanations and clarifications, as, in each case, may reasonably be required to enable the production, review, agreement or determination of the Final Closing Statement to take place pursuant to the provisions of this Agreement.

(c) For the avoidance of doubt the Seller shall provide the Purchaser with copies of all Operator's reports, billing statements and correspondence and any and all other relevant documentation in its possession or under its control necessary to support the statements referred to in Clauses
       2.4 and 2.6 not already in the possession of the Purchaser.

2.12 For the avoidance of doubt, nothing in Clause 2.11 shall entitle the Seller or the Purchaser or any of their respective advisers to have access to any correspondence between the Seller and its advisers or the Purchaser and its advisers, as the case may be concerning disputes or potentially disputed items in the Final Closing Statement.

2.13 The costs of the Seller's Accountants and Purchaser's Accountants shall be borne by the Seller and Purchaser respectively. The Parties agree that the Seller's Accountants shall owe a duty of care to the Seller only and the Purchaser's Accountants shall have a duty of care to the Purchaser only.

2.14 Where any sums payable by the Purchaser to the Seller or by the Seller to the Purchaser are expressed in currencies other than Dollars, the same shall be translated into Dollars at the arithmetical average of the spot closing midpoint rates quoted in the Financial Times for the currency concerned on each Business Day during the calendar month in which the relevant payment is made or received (as the case may be) and shall be paid to the Seller or the Purchaser in Dollars.


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2.15   Where this Agreement provides for any payment to the Seller's Bank
Account, the Seller irrevocably authorises and instructs the Purchaser to make that payment to the Seller's Bank Account, confirmation of the delivery to which account shall be an effective discharge of the Purchaser's obligation to pay the amount concerned. The Purchaser shall not be concerned to see to the application of any such amounts so paid. Likewise, where this Agreement provides for any payment to the Purchaser's Bank Account, the Purchaser irrevocably authorises and instructs the Seller to make the payment to the Purchaser's Bank Account, delivery to which account shall be an effective discharge of the Seller's obligation to pay the amount concerned. The Seller shall not be concerned to see to the application of any such amounts so paid.

2.16 All payments made under this Agreement in respect of Purchaser Obligations or Seller Obligations shall, so far as possible, be made by way of adjustment to the Share Consideration.

2.17 The Purchaser shall immediately upon the execution of this Agreement pay the Deposit into the Seller's Bank Account.

2.18 If Closing does not occur due to any failure by the Purchaser to comply with its obligations under this Agreement, this Agreement shall terminate, the Seller shall be entitled to retain the Deposit and accrued interest thereon by way of liquidated damages as an exclusive remedy, and the Seller and Purchaser shall be released from all liabilities and obligations under this Agreement other than the Surviving Provisions. The Parties agree that the Deposit and such interest represents a genuine pre-estimate of the loss which may be sustained by the Seller in respect of such failure.

2.19 Without prejudice to the Seller's right to retain the Deposit set out in Clause 2.18 if:

(a) the Condition specified in Clause 3.1(a) is not satisfied or waived on or prior to the Longstop Date (otherwise than as a result of the failure by the Purchaser to comply with its obligations under Clause 3.2); or

(b)    a Material Adverse Change shall occur prior to Closing,

the Seller shall

       (i) if non-satisfaction of the Condition specified in Clause 3.1(a) is as a result of the Seller's failure to comply with its obligations under Clause 3, repay the Deposit and shall pay simple interest thereon at the Agreed Interest Rate calculated on a daily basis on the basis of a 360 day year for the period from the date hereof to the date of repayment as set out below (less any applicable withholding for or on account of Tax) to the Purchaser's Bank Account;

       (ii) in all other circumstances, repay the Deposit and any accrued interest for the period from the date hereof to the date of repayment as set out below (less any applicable withholding for or on account of Tax) to the Purchaser's Bank Account;


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Such repayment shall take place:

              (A) in the case of a termination pursuant to Clause 2.19(a) , on the date being three Business Days after the Longstop Date; or

              (B) in the case of a termination pursuant to 2.19(b), on the date being three Business Days after the date on which the Parties agree that a Material Adverse Change has occurred, or as the case may be, after the MAC Umpire has determined that a Material Adverse Change has occurred.

2.20 If the Deposit is repaid in the circumstances set out in Clause 2.19 this Agreement shall automatically terminate (other than the Surviving Provisions). In such event, neither Party shall have any claim under this Agreement of any nature whatsoever against the other Party (except in respect of any rights and liabilities which have accrued before termination or in relation to any of the Surviving Provisions).

3.     CONDITIONS TO CLOSING

3.1    Closing shall be conditional upon:

(a) receipt of any required consent, approval or confirmation of the Secretary, including but not limited to confirmation that the Secretary does not intend to exercise her power, under any of the model clauses in any of the Licences or otherwise, to revoke any of the Licences or to require a further change of control of the Company as a result of Closing under this Agreement and such consent, approval or confirmation is not given on condition that there be a change of Operator in respect of any of the Licences of which the Company is the Operator; and

(b) no Material Adverse Change having occurred after the date of this Agreement.

3.2 The Parties shall use all reasonable endeavours to obtain fulfilment of the Condition set out in Clause 3.1(a) as soon as reasonably practicable after the date of this Agreement and in any event by no later than the Longstop Date. The Parties shall keep each other informed of the progress of satisfying such Condition and the date when it is fulfilled.

3.3 Each of the Seller and the Purchaser shall notify the other promptly upon becoming aware that the Condition set out in Clause 3.1(a) has been fulfilled or deemed to be fulfilled.

3.4 The first Business Day in London on or by which, prior to 4.00 p.m., the Condition set out in Clause 3.1(a) has been fulfilled without a Material Adverse Change occurring shall be deemed to be the RECORD DATE.

3.5 If at any time either Party becomes aware of a fact or circumstance that might prevent or materially delay the satisfaction of the Conditions, it shall promptly notify the other.


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3.6    If the Purchaser has reasonable cause to believe a Material Adverse
Change has occurred between the signing of this Agreement and before the Closing Date, it may serve on the Seller written notice, giving reasonable details of the Material Adverse Change claimed (the MAC CLAIM).

3.7 If within five Business Days of the receipt by the Seller of the written notice of the MAC Claim (excluding the day of receipt) the Seller fails to give the Purchaser notice in writing (the MAC DISAGREEMENT NOTICE) of any respect in which it is not satisfied with the basis or validity of the MAC Claim, the said MAC Claim shall be accepted as satisfying the definition of Material Adverse Change and shall be final and binding between the Parties (as it shall be if within the period of five Business Days the Seller gives written notice to the Purchaser that it so satisfies such definition).

3.8 If the Seller does give a MAC Disagreement Notice within five Business Days of it receiving the MAC Claim (excluding the day of receipt), the Seller and the Purchaser shall use their reasonable endeavours to resolve the matters in dispute. If within 10 Business Days of the Purchaser receiving the MAC Disagreement Notice (excluding the day of receipt), the Seller and the Purchaser have failed to resolve the matters in dispute, those matters remaining in dispute shall be referred either by the Seller or the Purchaser for final determination to an umpire (the MAC UMPIRE), who shall act as an expert and not as an arbitrator. The decision of the MAC Umpire as to the validity of the MAC Claim shall be final and binding between the Parties. The provisions of Clauses
3.9 and 3.10 shall apply in relation to any reference to such MAC Umpire.

3.9 The MAC Umpire shall be an engineer from Lloyds' Shipping Register, or if an engineer from Lloyds' Shipping Register is unavailable, from Stone and Webster, and as agreed by the Seller and the Purchaser or, if they cannot agree on such within five Business Days of any party giving notice in writing to the other that it desires a MAC Umpire to be appointed, such engineer or firm of engineers as may be nominated on the application of any of the Parties by the President or other senior officer for the time being of the Institute of Petroleum Engineers in England and Wales.

3.10 The Parties hereby agree and undertake that if any MAC Claim under this Agreement is referred to the MAC Umpire:

(a) the Parties will instruct the MAC Umpire to determine the matters in dispute and, as a result, shall request the MAC Umpire to notify its decision to the Seller and the Purchaser within 20 Business Days of being instructed;

(b) the Parties will each use all reasonable endeavours to co-operate with the MAC Umpire in resolving such disagreement or dispute, and for that purpose will provide to him all such information and documentation as he may reasonably require;

(c) the MAC Umpire shall have the right to seek such professional assistance and advice as he may require in fulfilling his duties; and


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(d)    the fees of the MAC Umpire (and any professional fees incurred by him)
       shall be borne as to half by the Purchaser and as to half by the Seller provided that if either Party fails to pay its share of any such fee within five Business Days of the relevant invoice being rendered to the Parties of either of them the other Party shall be entitled to pay the full amount of the fee and thereafter to recover one half from the first-mentioned Party as a debt due and payable on demand.

3.11 If on or by one of the dates fixed for Closing a MAC Claim is outstanding (that is to say a notice has been served by the Purchaser pursuant to Clause 3.6 and by the relevant date the Parties have neither agreed, nor has the MAC Umpire determined, whether the MAC Claim is valid), then Closing shall take place on the second Business Day following the later of:

(a)    the date on which the Condition set out in Clause 3.1(a) is satisfied;
       and

(b) the date on which the MAC Claim is either agreed by the parties not to constitute a Material Adverse Change or determined by the MAC Umpire (in accordance with the foregoing provisions of this Clause 3) not to be valid.

4.     PRE-CLOSING UNDERTAKINGS

During the period from the date of this Agreement to Closing, the Seller shall perform its obligations set out in Schedule 5 (Conduct of the Target Companies Pre-Closing).

5.     CLOSING

5.1 Closing shall take place at the London offices of the Seller's Solicitors on the later of:

(a)    1 December 2004; and

(b)    the third Business Day after the Record Date,

(the CLOSING DATE).

5.2 At Closing each of the Seller and the Purchaser shall deliver or perform (or procure that there is delivered or performed) all those documents, items and actions respectively listed in relation to that Party or the members of the Seller Group or the Purchaser Group (as the case may be) in Schedule 6 (Closing Arrangements).

5.3    The Tax Covenant shall come into full force and effect at Closing.

6.     REDEMPTION OF PREFERENCE SHARES

If the Purchaser shall have exercised its option under Clause 1.4, on Closing, the Company shall redeem the Preference Shares at the Redemption Sum and the Seller shall provide such assistance as the Purchaser may reasonably require to facilitate such redemption. Such assistance shall include, without limitation, procuring that the terms of the Preference Shares are amended or waived to the extent necessary to allow such redemption at such time and value. Subject to such redemption taking place, the


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Seller hereby waives for the benefit of the Purchaser any and all accrued rights it may have in respect of the Preference Shares as at the date of redemption.

7.     WARRANTIES AND UNDERTAKINGS

7.1 The Seller warrants to the Purchaser as at the date of this Agreement in the terms of the Warranties set out in Schedule 2 (Seller Warranties). The Title Warranties shall be deemed to be repeated by the Seller to the Purchaser immediately prior to Closing. The Warranties (including the Title Warranties deemed to be so repeated) are given subject to:

(a) so far as the Warranties (other than the Title Warranties and the Warranty in Paragraph 7 of Part A of Schedule 2) are concerned, any matters fairly disclosed by or under this Agreement, the Disclosure Letter, and/or the Disclosed Documents;

(b) so far as the Warranty in Paragraph 7 of Part A of Schedule 2 is concerned, any matters specifically disclosed in the Disclosure Letter;

(c)    the other limitations and qualifications set out in this Clause 7 and in
       Schedule 3 (Limitations on Liability); and

(d) so far as the Tax Warranties only are concerned the limitations and qualifications set out in the Tax Covenant insofar as they are expressed to apply to the Tax Warranties.

7.2    The Purchaser acknowledges and agrees that:

(a) any Claims, and where expressly stated in Schedule 3, Tax Demands shall be subject to the limitations on liabilities and other provisions set out in Schedule 3 (Limitations on Liability);

(b) the Warranties are the only warranties or representations of any kind given by or on behalf of the Seller or any other member of the Seller Group on which the Purchaser or any other member of the Purchaser Group may rely in entering into this Agreement; and

(c) neither it, nor any of the employees or advisers of any member of the Purchaser Group involved in evaluating the Proposed Transaction has actual knowledge of any fact or matter which would or is likely to constitute a breach of any of the Warranties and acknowledges that if the Seller can establish that the Purchaser or any of such employees or advisers had actual knowledge of such facts or matters prior to the date of this Agreement which would or are likely to give rise to a Claim which, had such facts or matters been fairly disclosed in the Disclosure Letter or in the Disclosed Documents, would prevent the Purchaser from bringing a Claim, the Purchaser shall not be entitled to bring a Claim in respect of the loss arising from such breach.

7.3 None of the limitations in this Clause 7 or Schedule 3 (Limitations on Liability) shall apply to any Claim or Tax Demand that arises (or to the extent that it is increased) as a consequence of fraud or fraudulent misrepresentation by any director or officer of any member of the Seller Group.

7.4 The Purchaser undertakes to the Seller (for the Seller itself and as agent for each individual and entity referred to in this Clause 7.4) that, except in the case of fraud or fraudulent misrepresentation, it waives and shall not make any claim against any Connected Persons of the Seller on whom it may have relied in relation to any information supplied or omitted to be supplied by any such person in connection with the Warranties or any of the Transaction Documents provided however that nothing in this Clause 7.4 shall affect the rights of the Purchaser to make a claim under the Seller Parent Company Guarantee in respect of the obligations of the Seller under this Agreement.

7.5    Each of the Paragraphs in Schedule 2:

(a)    shall be construed as a separate and independent warranty; and

(b) unless expressly provided in this Agreement (including the Tax Covenant set out in Schedule 8), shall not be limited by reference to any other Paragraph in Schedule 2 or by any other provision of this Agreement or the Tax Covenant and the Purchaser shall have a separate claim and right of action in respect of every breach of a Warranty.

7.6 The Warranties shall not in any respect be extinguished or affected by Closing.

7.7 The Seller agrees with the Purchaser (for itself and as trustee for each Target Company and each Target Company's directors and employees) to waive any right or claim which it may have against any Target Company and/or any of its directors, officers or employees in respect of any misrepresentation or error in, or omission from any information or opinion supplied or given by any Target Company and/or any of its directors, officers or employees in the course of negotiating this Agreement or any of the Transaction Documents or in preparing the Disclosure Letter, and that any such right or claim shall not constitute a defence to any claim by the Purchaser under or in relation to this Agreement or any Transaction Document.

7.8 The Purchaser warrants to the Seller as at the date of this Agreement in the terms of the warranties set out in Schedule 4 (Purchaser Warranties), which warranties shall be deemed to be repeated by the Purchaser to the Seller immediately prior to Closing.

7.9 The Seller undertakes to notify the Purchaser in writing promptly if the directors and officers of either the Seller or the Company become aware of any circumstance or fact arising after the date of this Agreement and prior to the Closing Date that would cause any Warranty (if the Warranties were repeated with reference to the factors and circumstances then existing) to become untrue, inaccurate or misleading in any material respect.

7.10 If prior to Closing it shall be found that there has been a material breach of the obligations contained in Clause 4 (Pre-Closing Undertakings) and such breach is incapable of remedy or, if capable of remedy, is not remedied by the Seller within 30 days of notice to the Seller of the breach (or within such longer period as is agreed between the Seller and the Purchaser if such breach is capable of remedy), the Purchaser shall be entitled to the exclusion of all other rights to terminate this Agreement by notice to the Seller, and the Seller shall within five Business Days of such termination pay the Deposit plus an amount equivalent to simple interest on the Deposit calculated on a daily basis on the basis of a 360 day year at the Agreed Interest Rate applied to the Deposit for the period from and including the date of this Agreement up to but not including the date it is returned (less any applicable withholding for or on account of Tax) to the Purchaser's Bank Account. Notwithstanding termination of this Agreement under this Clause 7.10, the Surviving Provisions shall continue in full force and effect.

7.11 For the purposes of Clause 7.10, a MATERIAL BREACH shall be deemed to arise where the total loss suffered or incurred, or likely to be suffered or incurred by the Purchaser would exceed $150,000,000.

8.     ENVIRONMENT AND DECOMMISSIONING

8.1 The Purchaser shall at its cost and expense perform and shall be responsible for decommissioning and/or removing and/or making safe all plant, equipment and machinery, wells and other installations (including pipelines) and facilities relating to operations under the Licences and/or under each and any Operating Agreement or other Licensed Interest Document to the extent that such obligations are attributable to the Interests whether such Losses and Expenses are incurred under or pursuant to any of the Licensed Interest Documents or under statutory, common law or other obligation or under any former licences and/or each and any operating agreement or other licensed interest document to which a Target Company was a party or are attributable to the interests previously owned by a Target Company, whether such Losses and Expenses are incurred under or pursuant to any of such licensed interest documents or under statutory, common law or other obligation.

8.2 The Purchaser covenants that it shall indemnify and hold the Seller and its Connected Persons harmless against:

(a) any and all Losses and Expenses which the Seller or any of its Connected Persons may incur arising out of or in connection with the Decommissioning Liabilities regardless of whensoever such Decommissioning Liabilities may arise or may have arisen, regardless of whosoever is or was a licensee under the relevant licence or a party to the relevant operating agreement or owned or leased the relevant property and regardless of whether such Losses and Expenses arise as a consequence of negligence on the part of the Seller or any of its Connected Persons or any other operator or any of its Connected Persons provided that for the avoidance of doubt the Purchaser shall not be required to reimburse the Seller for amounts actually expended by the Seller or any other person prior to the Closing Date in respect of Decommissioning Liabilities; and

(b) the Environmental Liabilities regardless of whensoever such Environmental Liabilities may arise or may have arisen, regardless of whosoever is or was a licensee under the relevant licence or a party to the relevant operating agreement or owned or leased the relevant property and regardless of whether such Losses and Expenses arise as a consequence of negligence or breach of any Environmental Law on the part of the Seller or any of its Connected Persons or any other person.

8.3 Notwithstanding the provisions of Clauses 8.2(a) and 8.2(b) in the event that any operations under any former licences previously held by any Target Company and/or under each and any operating agreement or other licensed document to which a Target Company was a party results in Losses and Expenses for any Decommissioning Liability or Environmental Liability, the Purchaser's liability under Clauses 8.2(a) and 8.2(b) in respect of such Losses and Expenses so caused shall not exceed $10,000,000. Such Losses and Expenses so caused in excess of $10,000,000 shall be the sole responsibility of the Seller and the Seller shall indemnify the Purchaser and the Target Companies in respect thereof.

8.4 Upon the Seller's request from time to time, the Purchaser will support any application by the Seller to obtain from the relevant authorities an irrevocable release of the Seller from its obligations and liabilities under the Petroleum Act 1998 or other relevant statute, regulations, order from any competent authority or guidelines and all notices and regulations served and issued pursuant thereto, insofar as the same relate to the Interests. Without prejudice to the foregoing, if, following the Closing Date, the Secretary requests that the Seller prepares and implements a programme or requirement for or in respect of any part of the Decommissioning Liabilities, whether pursuant to the terms of the Petroleum Act 1998 or other relevant statute, regulations, order from any competent authority or guidelines, the Seller shall do so in accordance with the requirements of the Petroleum Act 1998 or other relevant statute, regulation, order or guidelines, as the case may be, and all other relevant statutes, regulations, orders and guidelines and the indemnity in Clause 8.2 shall extend to all Losses and Expenses incurred by or on behalf of the Seller in the preparation and implementation of such programme.

8.5 The Seller covenants that it shall indemnify and hold the Purchaser and its Connected Persons harmless against any and all Losses and Expenses which the Purchaser or any of its Connected Parties may incur arising out of or in connection with the decommissioning and/or removing and/or making safe of the Wells whether such claims, costs, charges, expenses, liabilities or obligations are incurred pursuant to any of the Licensed Interest Documents or under statutory, common law or other obligation. The Purchaser shall procure that the Company shall use its reasonable endeavours to manage and integrate such work with other work being carried out by the Company or on its behalf in order to minimise such Losses and Expenses.

9.     SCOTT TELFORD INDEMNITY

9.1 The provisions of this Clause 9 shall only take effect once Closing has occurred.

9.2    The Seller covenants that it will indemnify the Purchaser against:

(a) the net loss (including reasonable legal fees and expenses) to the Company arising from the Reallocation and in determining such loss account shall be taken of:

       (i) any liability which the Company may suffer or incur to its co-venturers (past or present) under the relevant Licensed Interest Documents applicable to the Scott Field and Telford Field by reason of any action taken by it at any time prior to the Closing Date in connection with the Reallocation; and

       (ii) the additional volume of oil allowance utilised in addition to the Cumulative Oil Allowance for chargeable periods up to and including that ended on 30 June 2004 (the ADDITIONAL OIL ALLOWANCE) where that additional use of oil allowance is directly attributable to any increased petroleum revenue tax assessable income resulting from an actual or deemed re-allocation of production or liftings from the Telford Field to the Scott Field. Such payment is intended to reflect the agreed value of each metric tonne of oil allowance utilised in periods to 30 June 2004, and therefore not available for use in future periods; and

(b) any stamp duty including any penalty and interest in respect thereof which is payable by the Company in the event that all or any of the Scott Telford Agreements are required to be produced in legal proceedings in relation to the Reallocation.

9.3 The Seller and Purchaser agree that the loss (including reasonable legal fees and expenses) (referred to in Clause 9.2 above) in respect of the Additional Oil Allowance shall be limited to $46 per additional metric tonne (over 2,914,042) which is utilised by the Company and the Purchaser shall have no further remedy in respect of such loss and that such loss shall be the only loss in the circumstances where the Reallocation is only a reallocation by virtue of sub-Paragraph (ii) of the definition of `Reallocation'.

9.4    Without prejudice to the generality of Clause 10 (Conduct of Claims),
Schedule 3 (Limitations of Liability) and Schedule 8 (Tax Covenant):

(a) a Reallocation Claim will be a Third Party Claim, a Tax Demand and a Tax claim as defined in Schedule 8 and the provisions of this Agreement will apply accordingly;

(b) the Purchaser shall procure that the Seller shall have the right and be able (in the name of the Company but at the Seller's expense):

       (i) to take such action as the Seller may consider appropriate to enforce any rights of the Company against Amerada Hess Limited pursuant to the Amerada Hess Sale Agreement, Enterprise Oil Limited pursuant to the Enterprise Sale Agreement, Amoco U.K. Exploration Company pursuant to the BP Sale Agreement, and any other claims the Company may have against a third party, in respect of the subject matter of the Reallocation Claim and the Purchaser shall (and shall procure that the

              Company shall), not take any action which may prejudice such rights and claims; and

       (ii) to conduct all proceedings and/or negotiations of whatsoever nature arising in connection with such rights (but so that the Purchaser shall procure that the Company shall provide such information and assistance as the Seller may reasonably request in connection with the preparation for and conduct of any such proceedings and/or negotiations); and

       (iii) to take full control and conduct of the petroleum revenue tax returns which relate to the increased petroleum revenue tax assessable which is referred to in Clause 9.2 above,

              provided that the Purchaser and the Company are indemnified by the Seller against all reasonable out of pocket costs and expenses in respect thereof.

(c) The Purchaser shall procure that none of it, the Company and any other member of the Purchaser Group shall, without the prior written consent of the Seller, take any action or omit to take any action which might cause any Scott Telford Agreement to be required to be produced in legal proceedings in relation to the Reallocation.

9.5 The Purchaser agrees it will and agrees to procure that each Target Company will use best endeavours to ensure that a claim does not arise under this Clause.

9.6 The sole remedy of the Purchaser in respect of a Reallocation Claim shall be under this Clause and if there is any conflict between the terms of this Clause and the other provisions of this Agreement the terms of this Clause shall prevail.

10.    CONDUCT OF CLAIMS

10.1 If the Purchaser becomes aware of any claim or potential claim by a third party (A THIRD PARTY CLAIM) which might result in a Claim being made, the Purchaser shall:

(a) promptly (and in any event within 10 days of it becoming aware of it) give notice of such Third Party Claim to the Seller and procure that the Seller and its representatives are given all reasonable facilities including access to documents and cooperation of staff to investigate it;

(b) not make (and procure that each member of the Purchaser Group and any Target Company shall not make) any admission of liability, agreement or compromise with any person, body or authority in relation to that Third Party Claim without prior written approval of the Seller;

(c) subject to the Purchaser or the relevant member of the Purchaser Group and any Target Company being indemnified by the Seller against all reasonable out of pocket costs and expenses incurred in respect of that Third Party Claim:

       (i) take (and procure that each member of the Purchaser Group and any Target Company shall take) such action as the Seller may reasonably request to avoid, resist, dispute, appeal, compromise or defend such Third Party Claim;

       (ii) allow (or, as appropriate, procure that the relevant member of the Purchaser Group or relevant Target Company shall allow) the Seller to take over the conduct of all proceedings and/or negotiations of whatsoever nature arising in connection with the Third Party Claim in question;

       (iii) provide (or procure that the relevant member of the Purchaser Group or relevant Target Company shall provide) such information and assistance including access to documents and cooperation of staff as the Seller may reasonably require in connection with the preparation for and conduct of any proceedings and/or negotiations relating to that Third Party Claim.

10.2 If the Purchaser makes a Claim against the Seller or notifies the Seller of any Third Party Claim which might lead to such a Claim being made, the Purchaser shall:

(a) make available to accountants and other representatives appointed by the Seller such access to the personnel, records and information of any Target Company as the Seller reasonably requests in connection with such Claim or Third Party Claim; and

(b) to the extent reasonably requested by the Seller, use all reasonable endeavours to procure that the auditors (both past and then current) relating to any relevant Target Company make available their audit working papers in respect of audits of the accounts of that Target Company for any accounting period relevant to such Claim or Third Party Claim.

11.    EMPLOYEES

11.1 The Purchaser agrees that if the Purchaser, the Company or any other Purchaser Company dismisses any of the Employees without Cause within twelve months of the Closing Date, the Purchaser will procure that a severance payment (in addition to any contractual right to payment on termination) is made to such Employees equal to at least one month's gross salary for each year of service (such payment to be pro-rated to include service for part of any year) with the Seller, Seller Group or Target Companies. The minimum entitlement under this Clause 11.1 for any Employee shall be three months' gross salary, and the maximum entitlement shall be twenty-four months' gross salary, irrespective of length of service. The Purchaser shall indemnify the Seller Group and the Employees against any Losses and Expenses arising as a consequence of the Purchaser failing to procure the offer of such a severance payment.

11.2 By Closing the Parties shall use their reasonable endeavours to procure that the Secondment Agreement shall be entered into, if required.

11.3 The Seller undertakes that it shall not, and shall procure that no member of the Seller Group shall, for a period of twelve months from Closing, solicit or entice away or endeavour to solicit or entice away any Employee, whether or not that person would commit a breach of his or her contract of employment by reason of leaving the service of the relevant Target Company. This Clause 11.3 shall not prevent any member of the Seller Group from employing any person who
(i) responds to a public advertisement for the relevant vacancy placed by or on behalf of the relevant member of the Seller Group; or (ii) is made redundant or whose employment is terminated after Closing by any member of the Purchaser Group.

12.    NO RIGHTS OF RESCISSION OR TERMINATION

Save as otherwise provided in this Agreement neither Party shall be entitled to rescind or terminate this Agreement in any circumstances whatsoever (whether before or after Closing), other than pursuant to any such rights that arise in respect of fraud or fraudulent misrepresentation or which arise under Clause 3 (Conditions to Closing).

13.    TAX

13.1 The Seller and the Purchaser shall, with effect from Closing, comply with the provisions of Schedule 8.

13.2 All sums payable under this Agreement shall be paid free and clear of all deductions or withholdings whatsoever save only as provided in this Agreement or as may be required by law.

13.3 If any deduction or withholding is required by law from any payment in respect of a Purchaser Obligation or a Seller Obligation then, except in relation to interest, the person making the payment shall be obliged to pay the other person such additional sum as will, after such deduction or withholding has been made, leave the other person with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

13.4 If any Tax authority brings into charge to Tax any sum paid by a person to any other person under this Agreement in respect of a Purchaser Obligation or a Seller Obligation, then, except in relation to interest, the amount so payable shall be grossed up by such amount as will ensure that, after payment of the Tax so charged, there will be left a sum equal to the amount that would otherwise have been payable had the sum in question not been so charged to Tax.

13.5 If any person receiving payment (RECIPIENT) under this Agreement in respect of a Purchaser Obligation or a Seller Obligation receives a credit for, refund of or relief from any Tax or other monies payable by it or similar benefit by reason of any deduction or withholding for or on account of Tax or by reason of any Tax charged in respect of which there is a gross up under Clause 13.4, then it shall reimburse to the other relevant persons such part of such additional payments paid to it pursuant to Clause 13.3 or Clause 13.4 by such other persons as the Recipient, acting reasonably, certifies to the other persons will leave it (after such reimbursement) in no better or worse position than it would have been in if no deduction or withholding had been required or no tax charge had arisen or (where applicable) if the matter giving rise to the payment had not arisen.

13.6 In determining the amount payable in respect of any Purchaser Obligation or Seller Obligation (other than the amount of a payment under the Tax Covenant or for breach of any Tax Warranty), account shall be taken of any relief or other benefit available to the Recipient or any of its Affiliates in respect of the matter giving rise to the payment, insofar as not taken into account pursuant to Clause 13.5 above.

13.7 If any Party shall have assigned the benefit in whole or in part of this Agreement in accordance with the provisions of Clause 21, the liability of any other person to the other person under Clauses 13.3 and 13.4 shall be limited to that (if any) which it would have been had no such assignment taken place.

13.8 Clauses 13.3 and 13.4 shall not apply to the extent that the deduction or withholding or Tax would not have arisen but for:

(a) the Recipient not being tax resident in the UK, or having some connection with a territory of the UK; or

(b)    a change in law after Closing; or

(c)    an assignment by the Recipient of any of its rights under this Agreement.

13.9 For the avoidance of doubt, Clauses 13.3 to 13.6 shall not apply to any payment in respect of the Consideration or any payment pursuant to Clause 2.

13.10 All sums payable under this Agreement are (unless expressly stated otherwise) exclusive of any applicable VAT chargeable on any supply to which such sums relate and an amount equal to such VAT shall in each case be paid by the party making such payment on receipt of an appropriate VAT invoice.

14.    INSURANCE

14.1 Upon Closing, all insurance cover provided in relation to the Target Companies by the Seller Group (whether under policies maintained with third party insurers or other members of the Seller Group) shall cease and the Purchaser shall procure that no Target Company or member of the Purchaser Group shall make any claim under any such policies in relation to any event, fact, circumstance or matter arising after Closing. The Seller shall be entitled to make arrangements with its insurers to reflect the principle of this Clause 14.1.

14.2 The Seller agrees with the Purchaser that if, following the Closing Date, any member of the Seller Group or any Target Company is entitled to claim on any insurance policy maintained by the Seller Group (a SELLER GROUP INSURANCE POLICY) in respect of any matter which relates to the carrying on of the UK Business prior to the Closing Date, the Seller shall at the Purchaser's cost and at the Purchaser's request make (or procure that the relevant member of the Seller Group shall make) all necessary claims or, if permissible under a Seller Group Insurance Policy, permit the Purchaser or a Target Company to make all necessary claims under the relevant

Seller's Group Insurance Policy and the Purchaser (or such member of the Purchaser Group as the Purchaser may nominate) shall be entitled to be paid any proceeds actually received under the Seller Group Insurance Policy (after taking into account any withholding or deductions made and less any Tax suffered on the proceeds and any reasonable out of pocket expenses suffered or incurred by any members of the Seller Group) provided always that:

(a) any payment so received shall reduce to the same extent any entitlement to make a Claim in respect of the loss, damage or destruction which is the subject of the relevant insurance claim;

(b) the Seller shall not be required, pursuant to any requests made by the Purchaser to undertake or threaten litigation or incur any expenditure or liability without being put in funds by the Purchaser prior to incurring any such expenditure or liability;

(c) the Purchaser or any member of the Purchaser's Group shall not be entitled to any proceeds received by any member of the Seller Group under any Seller Group Insurance Policy to the extent that such proceeds relate to a claim in respect of:

       (i) a matter other than the carrying on of the UK Business prior to Closing;

       (ii)   any loss of profits arising in a period prior to the Economic
              Date;

       (iii) any matters for which the Seller or a member of the Seller Group has already reimbursed the relevant Target Company or for which payment has been made to any member of the Purchaser Group pursuant to the terms of this Agreement or any Transaction Document; and

(d) nothing in this Clause 14 shall prevent any member of the Seller Group from making any claim and receiving and retaining the proceeds under any Seller Group Insurance Policy to the extent that it relates to a loss suffered or incurred by such member.

15.    CHANGES OF NAME

15.1   The Purchaser undertakes to the Seller to procure that:

(a) as soon as reasonably practicable after the Closing Date and in any event within 30 days afterwards, the name of each Target Company is changed to a name which does not include the word "EnCana" or any name which, in the reasonable opinion of the Seller, is substantially or confusingly similar;

(b) as soon as reasonably practicable after the Closing Date and in any event within 30 days afterwards, the Target Companies shall cease in any manner whatsoever to use or display any trade or service name or mark, business name, logo or domain name used or held by any member of the Seller Group or any mark, name or logo which, in the reasonable opinion of the Seller, is substantially or confusingly similar to any of them.

16.    PAYMENTS

16.1 Any payment to be made pursuant to this Agreement by the Purchaser or any member of the Purchaser Group shall be made to the Seller's Bank Account or such other account as the Seller shall nominate in writing in immediately available funds by electronic transfer in Dollars on the due date for payment. The Seller agrees to pay each member of the Seller Group that part of each payment to which it is entitled. Receipt of such sums in the relevant bank account shall be an effective discharge of the obligation of the Purchaser or any member of the Purchaser Group to pay such sums to the Seller or a member of the Seller Group, as the case may be, and neither the Purchaser nor any member of the Purchaser Group shall be concerned to see to the application or be answerable for loss or misapplication of such amount.

16.2 Any payment to be made pursuant to this Agreement by the Seller or any member of the Seller Group shall be made to the Purchaser's Bank Account or such other account as the Purchaser shall nominate in writing in immediately available funds by electronic transfer in Dollars on the due date for payment. The Purchaser agrees to pay each member of the Purchaser Group that part of each payment to which it is entitled. Receipt of such sums in the relevant bank account shall be an effective discharge of the obligation of the Seller or any member of the Seller Group to pay such sums to the Purchaser or a member of the Purchaser Group, as the case may be, and neither the Seller nor any member of the Seller Group shall be concerned to see to the application or be answerable for loss or misapplication of such amount.

16.3 If any sum due for payment under or in accordance with this Agreement is not paid on the due date (the DUE DATE), the person in default shall pay interest at the Default Interest Rate on that sum from but excluding the Due Date to and including the date of actual payment calculated on a daily basis.

17.    DEALING WITH AND VOTING ON THE SHARES

17.1 The Seller declares that for so long as it remains the registered holder of any of the Shares after Closing it shall:

(a) hold the Shares and the dividends and other distributions of profits or surplus or other assets declared, paid or made in respect of them after Closing and all rights arising out of or in connection with them in trust for the Purchaser and its successors in title; and

(b) deal with and dispose of the Shares and all such dividends, distributions and rights as the Purchaser or any such successor may direct; and

(c)    if so requested by the Purchaser:

       (i) vote at all meetings which it shall be entitled to attend as the registered holder of the Shares in such manner as the Purchaser or any such successor may direct; and

       (ii) execute all instruments of proxy or other documents which the Purchaser may reasonably require and which may be necessary or desirable or convenient to enable the Purchaser or any such successor to attend and vote at any such meeting.

17.2   The Seller authorises and directs:

(a) the Company to send any notices in respect of his holding of Shares to the Purchaser; and

(b) the Purchaser to complete in such manner as it thinks fit and to return proxy cards, consents to short notice and any other document required to be signed by it in his capacity as a member.

18.    RELEASE AND INDEMNITY FOR OUTSTANDING GUARANTEES

The Seller shall:

(a) in respect of any of the same which are not released at Closing pursuant to Schedule 6 use reasonable endeavours to secure as soon as practicable after Closing the release of the Target Companies without cost to any Target Company from all guarantees and other contingent liabilities given or undertaken by any Target Company to secure or support the obligations of the Seller or any member of the Seller Group or any director of the Seller or any member of the Seller Group (including, if required, offering its own guarantee or liability on the same terms, as and in substitution for the existing guarantee or other liability of each Target Company); and

(b) indemnify and keep indemnified the Purchaser (which takes the benefit of this indemnity for itself and as trustee for each Target Company) against all actions, proceedings, losses, costs, claims, damages, liabilities and expenses which it or any Target Company may suffer or incur in respect of any claim made under any such guarantee or other contingent liabilities after Closing.

19.    ANNOUNCEMENTS

19.1 Neither the Seller nor the Purchaser shall make or issue any public announcement, circular or disclosure in connection with the existence or the subject matter of this Agreement or any of the other Transaction Documents (and, subject to Clause 19.2 the Seller and the Purchaser shall procure that none of its Affiliates makes or issues any such announcement, circular or disclosure) except as hereinafter specified.

19.2 Any announcements regarding the consummation of the transactions contemplated hereby shall be made pursuant to a text agreed jointly by Seller and Purchaser, to which effect the Parties shall cooperate in good faith. Any press releases in connection with the consummation of the transactions contemplated hereby shall only be made after all mandatory notices have been properly given, and shall be released with the prior consent of the Parties.

19.3 The restrictions in Clauses 19.1 and 19.2 shall not apply to the extent that announcement or disclosure is required by law or by any stock exchange, governmental or other regulatory or supervisory body or authority of competent jurisdiction to whose rules the Party or its Affiliate making the announcement or disclosure is subject, whether or not having the force of law. Should either Party be compelled to make an announcement as permitted herein, such Party shall, if practicable in the circumstances, use reasonable efforts to allow the other Party reasonable time to comment on such notice or announcement in advance of its issuance.

20.    CONFIDENTIALITY

20.1   For the purposes of this Clause 20:

(a)    CONFIDENTIAL INFORMATION means:

       (i)    (in relation to the obligations of the Purchaser under this Clause
              20) any information received or held by the Purchaser (or any of its Representatives) where such information relates to the Seller Group or, prior to Closing, any of the Target Companies; or

       (ii)   (in relation to the obligations of the Seller under this Clause
              20) any information received or held by the Seller (or any of its Representatives) where such information relates to the Purchaser Group or, following Closing, any of the Target Companies; and

       (iii) information relating to the provisions and subject matter of, and negotiations leading to, this Agreement and the other Transaction Documents;

       and includes not only written information but information transferred or obtained orally, visually, electronically or by any other means;

(b) REPRESENTATIVES means, in relation to a Party, its respective Affiliates and the directors, officers, employees, agents, external legal advisers, accountants, consultants and financial advisers of that Party and/or of its respective Affiliates.

20.2 Each of the Seller and the Purchaser undertakes that it shall (and shall procure that each of its Representatives shall) maintain Confidential Information in confidence and not disclose that Confidential Information to any person except as permitted by this Clause 20 or with the prior written approval of the other Party.

20.3 The confidentiality obligation under Clause 20.2 shall not apply if and to the extent that the Seller or the Purchaser (as the case may be) can demonstrate that:

(a) such disclosure is required by law or regulation or by any stock exchange or any regulatory, governmental or antitrust body (including, for the avoidance of doubt, any Tax authority) having applicable jurisdiction;

(b) the Confidential Information concerned was lawfully in the relevant party's possession or the possession of any of its Representatives (in either case as evidenced by written records) and not subject to any obligation of secrecy on its part prior to its being received or held as described in Clause 20.2;

(c) the Confidential Information concerned has come into the public domain other than through its fault (or that of its Representatives) or the fault of any person to whom such Confidential Information has been disclosed in accordance with this Clause 20.3;

(d) the disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement or any other Transaction Document;

(e) the disclosure is to a Party's Representative for the purposes of the Proposed Transaction, upon obtaining a similar undertaking of confidentiality (but excluding this proviso) from such Representative;

(f) the disclosure is to any bank or financial institution from whom such Party is seeking or obtaining finance for the purposes of the Proposed Transaction or otherwise relating to the UK Business upon obtaining a similar undertaking of confidentiality (but excluding this proviso) from such bank or institution; or

(g) the disclosure is to any of its Affiliates upon obtaining a similar undertaking of confidentiality from such Affiliates.

20.4 Each of the Seller and the Purchaser undertakes that it (and its Affiliates) shall only disclose Confidential Information to Representatives if it is reasonably required for the purposes of exercising the rights or performing the obligations under the Transaction Documents and only if the Representatives are informed of the confidential nature of the Confidential Information.

20.5 If this Agreement is terminated in accordance with its terms, the Purchaser shall as soon as practicable on request by the Seller:

(a) return to the Seller all written documents and other materials relating to the Seller or any Target Company or the subject matter of this Agreement (including any Confidential Information) which have been provided to the Purchaser (or its Representatives) by the Seller (or its Representatives) without keeping any copies thereof, save to the extent required to do so by law;

(b) destroy all information or other documents derived from such Confidential Information, save to the extent required to do so by law; and

(c) so far as it is practicable to do so, expunge such Confidential Information from any computer, word processor or other device.

20.6 The provisions of this Clause 20 shall survive termination and/or Closing of this Agreement.

21.    ASSIGNMENT

21.1 Subject to Clauses 21.2 and 21.3 no Party may assign or transfer all or any of its rights or obligations under this Agreement or dispose of any right or interest in this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld).

21.2 The Purchaser may assign or transfer all or any of its rights and obligations under this Agreement or dispose of any right or interest in this Agreement to any member of the Purchaser Group provided that:

(a) if such undertaking ceases to be a member of the Purchaser Group the Purchaser shall first procure that such undertaking shall transfer all of its rights and obligations to a continuing member of the Purchaser Group and provided that no such assignment or transfer shall prejudice the obligations of Nexen Inc. under the Purchaser Parent Company Guarantee;

(b) such assignment or transfer shall not prejudice or increase the liability of the other party hereunder; and

(c)    prior notice is given to the Seller.

21.3 The Seller may assign or transfer all of any of its rights and obligations under this Agreement or dispose of any right or interest in this Agreement to any member of the Seller Group provided that:

(a) if such undertaking ceases to be a member of the Seller Group the Seller shall first procure that such undertaking shall transfer all of its rights and obligations to a continuing member of the Seller Group and provided that no such assignment or transfer shall prejudice the obligations of EnCana Corporation under the Seller Parent Company Guarantee;

(b) such assignment or transfer shall not prejudice or increase the liability of the other party hereunder; and

(c)    prior notice is given to the Purchaser.

22.    FURTHER ASSURANCES

22.1 Each of the Seller and the Purchaser agrees to execute (or procure the execution of) such further documents as may be required by law or as may be necessary to implement and give effect to this Agreement.

22.2 In the absence of specific agreement to the contrary, each Party shall be responsible for its own costs and expenses (including, for the avoidance of doubt, those of its Affiliates) incurred in giving effect to the provisions of Clause 22.1.

23.    COSTS

23.1 Subject to Clause 23.2 and except as otherwise provided in this Agreement, each of the Seller and the Purchaser shall be responsible for its own costs, charges and other expenses (including those of its Affiliates) incurred in connection with the negotiation, preparation, entering into and completion of the Transaction Documents, and for the avoidance of doubt:

(a) the Seller shall indemnify the Purchaser and any Target Company and their respective Affiliates in respect of any commission or remuneration payable or alleged to be payable to any broker or other intermediary engaged by the Seller Group in connection with implementing and giving effect to this Agreement; and

(b) the Purchaser shall indemnify the Seller and its Affiliates in respect of any commission or remuneration payable or alleged to be payable to any broker or other intermediary engaged by the Purchaser Group in connection with implementing and giving effect to this Agreement.

23.2 The Purchaser or its Affiliates shall bear all stamp, notarisation fees or other documentary or transaction duties, stamp duty reserve tax, stamp duty land tax and any other transfer Taxes arising in any jurisdiction as a result, or in consequence, of the Transaction Documents or of their respective implementation.

24.    NOTICES

24.1 Any notice or other communication to be given by either Party to the other Party under, or in connection with, this Agreement shall be in writing and signed by or on behalf of the party giving it. It shall be served by sending it by fax to the number set out in Clause 24.2, or delivering it by hand to the address set out in Clause 24.2 and in each case marked for the attention of the relevant party set out in Clause 24.2 (or as otherwise notified from time to time in accordance with the provisions of this Clause 24). Any notice so served by hand or fax shall be deemed to have been duly given:

(a)    in the case of delivery by hand, when delivered; and

(b)    in the case of fax, at the time of transmission;

provided that in each case where delivery by hand or by fax occurs after 6pm on a Business Day or at any time on a day which is not a Business Day, service shall be deemed to occur at 9am on the next following Business Day.

References to time in this Clause are to local time at the address to which the relevant notice is sent.

24.2   The addresses and fax numbers of the parties for the purpose of Clause
24.1 are as follows:

SELLER

Address:           EnCana (U.K.) Holdings
                   Charter Place, Vine Street,
                   Uxbridge, Middlesex
                   UB8 1JG
                   United Kingdom

Fax:               +44-1895-272-935

For the attention of the Company Secretary.

With a copy to:    EnCana Corporation
                   1800, 855 - 2nd Street SW
                   P.O. Box 2850
                   Calgary, AB T2P 2S5

Fax:               403-645-4617

For the attention of the General Counsel.


PURCHASER

Address:           Nexen Energy Holdings International Limited
                   PO Box 415, Templar House
                   St Helier
                   Jersey JE4 8WH
                   Channel Islands

Fax:               +44-1534-617-733

For the attention of the Company Secretary.

With a copy to:    Nexen Petroleum International Limited
                   801- 7th Avenue S.W.
                   Calgary, Alberta
                   T2P 3P7

Fax:               403-699-5776

For the attention of the Senior Vice President and General Counsel.


24.3 A party may notify any other party to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of this Clause 24, provided that such notice shall only be effective on:

(a) the date specified in the notice as the date on which the change is to take place; or

(b) if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date which is the fifth Business Day after notice of any change has been given.

24.4 In proving such service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered to the address shown thereon or that the notice was transmitted by fax to the fax number of the relevant party set out in this Clause 24 (or as otherwise notified under it).

24.5 The parties agree that the provisions of this Clause 24 shall not apply to the service of any claim form, summons, order, judgment or other document relating to or in connection with any arbitration proceedings.

24.6 All notices, demands, requests, statements, certificates or other communications under this Agreement shall be in English unless otherwise agreed in writing.

25.    CONFLICT WITH OTHER AGREEMENTS

In the event of any conflict between this Agreement and any other agreement relating to the Proposed Transaction, this Agreement shall prevail (as between the parties to this Agreement and as between any other members of the Seller Group and the Purchaser Group) unless:

(a) such other agreement expressly states that it (or any part of it) overrides this Agreement in any respect and the Seller and the Purchaser are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect; or

(b)    the contrary is expressly provided elsewhere in this Agreement.

26.    ENTIRE AGREEMENT

26.1 The Transaction Documents together set out the entire agreement and understanding between the parties in respect of the sale and purchase of the Shares. This Agreement and the other Transaction Documents supersede all prior agreements, understandings or arrangements (whether oral or written) relating to the sale and purchase of the Shares which shall cease to have any further force or effect. It is agreed that:

(a) no Party has entered into the Transaction Documents in reliance upon, nor shall any Party (or any of its Connected Persons) have any claim or remedy in respect of, any statement, representation, warranty, promise, forecast, undertaking, assurance, collateral contract or other provision made by or on behalf of any other Party (or any of its Connected Persons) which is not expressly set out in this Agreement or any other Transaction Document;

(b) the only right or remedy of a Party in relation to any statement, representation, warranty, undertaking, assurance, collateral contract or other provision set out in this Agreement or any other Transaction Document shall be for breach of this Agreement or the relevant Transaction Document to the exclusion of all other rights and remedies;

(c) except for any liability which a Party (or any of its Connected Persons) has under or in respect of any breach of this Agreement or any of the other Transaction Documents, no Party (or any of its Connected Persons) shall owe any duty of care or have any liability in tort or otherwise to any other Party (or its respective Connected Persons) in respect of, arising out of, or in any way relating to the Proposed Transaction;

provided that this Clause shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation.

The agreements and undertakings in this Clause 26 are given by each Party on its own behalf and as agent for each of its Connected Persons. Each Party acknowledges that the other Party gives such agreements and undertakings as agent with the full knowledge and authority of each of its respective Connected Persons.

27.    WAIVERS, RIGHTS AND REMEDIES

27.1 Except as otherwise provided in this Agreement, no failure or delay by any party in exercising any right or remedy provided by law or under or pursuant to this Agreement or any of the Transaction Documents shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

27.2 Without prejudice to the additions, subtractions and adjustments to the Consideration every payment payable by one Party to the other Party under or pursuant to the Transaction Documents shall be made in full without any set-off or counterclaim howsoever arising.

28.    CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

28.1   Subject to Clause 28.2

(a) each Party undertakes that each of its Connected Persons shall have the right to enforce the terms of Clauses 7.4 and 26 (Entire Agreement); and

(b) each Party undertakes that the Employees shall have the right to enforce the terms of Clause 11 (Employees),

(in each case) under the Contracts (Rights of Third Parties) Act 1999.

28.2 The rights of Connected Persons and Employees under Clause 28.1 are subject to:

(a) the term that the Parties may by agreement terminate or rescind or vary the terms of the Transaction Documents in any way without the consent of any Connected Person or Employee; and

(b)    the other terms and conditions of the Transaction Documents.

28.3 Except as provided in Clause 28.1, a person who is not a Party shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

29.    GENERAL

29.1 This Agreement may be executed in counterpart and by the Parties on separate counterparts, each of which is an original but all of which taken together shall constitute one and the same instrument.

29.2 The Parties may elect to execute this Agreement by way of faxed signatures from each other subject to a Party who so elects undertaking to give the other Party the original signature page as soon as reasonably practicable after execution.

29.3 No amendment, variation or waiver of the Transaction Documents shall be valid unless it is in writing and duly executed by or on behalf of all of the parties to it. The expression VARIATION shall include any variation, supplement, deletion or replacement howsoever effected. Unless expressly agreed, no variation shall constitute a general waiver of any provision of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations under or pursuant to this Agreement shall remain in full force and effect except and only to the extent that they are so varied.

29.4 All provisions of this Agreement shall so far as they are capable of being performed or observed continue in full force and effect notwithstanding Closing except in respect of those matters then already performed and Closing shall not constitute a waiver of either Party's rights in relation to this Agreement or any of the Transaction Documents. Subject to Clause 12, all rights and remedies conferred on the Parties under this Agreement are cumulative and are additional to, and not exclusive of, any rights or remedies provided by law or otherwise available at any time to the relevant Party.

29.5 Each of the provisions of this Agreement and each of the provisions in any of the Transaction Documents is severable. If any such provision is held to be or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction:

(a) so far as it is illegal, invalid or unenforceable, it shall be given no effect and shall be deemed not to be included in this Agreement or the relevant Transaction Document but it shall not affect or impair the legality, validity or enforceability in that jurisdiction of any other provisions of this Agreement or the relevant Transaction Document (or of the provisions of this Agreement or that Transaction Document in any other jurisdiction); and

(b) the parties shall use all reasonable endeavours to replace it with a valid and enforceable substitute provision or provisions satisfactory to any relevant competent authority but differing from the replaced provision as little as possible and the effect of which is as close to the intended effect of the illegal, invalid or unenforceable provision.

30.    INTERPRETATION

30.1 Words and expressions used in this Agreement shall have the meanings set out in Schedule 10.

30.2 The Schedules and Annexes comprise schedules and annexes to this Agreement and form part of this Agreement.

31.    GOVERNING LAW, JURISDICTION AND SERVICE OF PROCESS

31.1 This Agreement and the legal relationships established by or otherwise arising in connection with this Agreement shall be governed by, and interpreted in accordance with, English law.

31.2 Each of the Parties agrees that the courts of England are to have exclusive jurisdiction to settle any disputes (including claims for set-off and counterclaims) which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by, this Agreement or otherwise arising in connection with this Agreement, and for such purposes irrevocably submit to the jurisdiction of the English courts.

31.3 Each Party irrevocably waives any objections to the jurisdiction of any court referred to in this Clause.

31.4 Each Party irrevocably agrees that a judgment or order of any court referred to in this Clause in connection with this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

AS WITNESS this Agreement has been signed on behalf of the parties the day and year first before written.

                                   SCHEDULE 1

                                     PART A
                             DETAILS OF THE COMPANY



1.    Name:                              EnCana (U.K.) Limited

2.    Date of Incorporation:             24 April 1972

3.    Place of Incorporation:            England

4.    Class of Company:                  Private limited with share capital

5.    Registered Number:                 01051137

6.    Registered Office:                 Charter Place, Vine Street, Uxbridge,
                                         Middlesex, UN8 1JG

7.    Directors:                         Jeffrey Spencer Biggs
                                         Alan Booth
                                         Paul Doble
                                         Philip Oldham
                                         Eugene Gregory Whyms

8.    Company Secretary:                 Alan O'Brien

9.    Authorised Capital:                (pound)100,000,000 divided into
                                         100,000,000 ordinary shares of (pound)1
                                         each $500,000,000 5.25% preference
                                         shares of US $1 each

10.   Issued Capital:                    (pound)100 ordinary shares $152,070,812
                                         preference shares

11.   Registered Shareholder:            The Seller

12.   Accounting Reference Date:         31 December

13.   Auditors:                          PricewaterhouseCoopers LLP

14.   Tax Residence:                     United Kingdom

15.   Shareholdings:                     EnCana (Ettrick) Limited
                                         EnCana Exploration (U.K.) Limited

16.   Mortgages and charges:             None

                                     PART B

                     DETAILS OF SUBSIDIARIES OF THE COMPANY



1.    Name:                              EnCana (Ettrick) Limited

2.    Date of Incorporation:             13 April 2000

3.    Place of Incorporation:            England

4.    Class of Company:                  Private limited with share capital

5.    Registered Number:                 03976014

6.    Registered Office:                 Charter Place, Vine Street, Uxbridge,
                                         Middlesex, UB8 1JG

7.    Directors:                         Alan Booth
                                         Philip Oldham Eugene
                                         Gregory Whyms

8.    Company Secretary:                 Alan O'Brien

9.    Authorised Capital:                (pound)10,000,000 divided into
                                         10,000,000 ordinary shares of (pound)1
                                         each
10.   Issued Capital:                    (pound)655,000 ordinary shares

11.   Registered Shareholder:            The Company

12.   Accounting Reference Date:         31 December

13.   Auditors:                          PricewaterhouseCoopers LLP

14.   Tax Residence:                     United Kingdom

15.   Shareholdings:                     None

16.   Mortgages and charges:             None

1.    Name:                              EnCana Exploration (U.K.) Limited

2.    Date of Incorporation:             16 November 2001

3.    Place of Incorporation:            England

4.    Class of Company:                  Private limited with share capital

5.    Registered Number:                 04323945

6.    Registered Office:                 Charter Place, Vine Street, Uxbridge,
                                         Middlesex, UB8 1JG

7.    Directors:                         Alan Booth
                                         Donal O'Driscoll
                                         Eugene Gregory Whyms

8.    Company Secretary:                 Alan O'Brien

9.    Authorised Capital:                (pound)10,000,000 divided into
                                         10,000,000 ordinary shares of (pound)1
                                         each

10.   Issued Capital:                    (pound)894,060 ordinary shares

11.   Registered Shareholder:            The Company

12.   Accounting Reference Date:         31 December

13.   Auditors:                          PricewaterhouseCoopers LLP

14.   Tax Residence:                     United Kingdom

15.   Shareholdings:                     None

16.   Mortgages and charges:             None

                                     PART C

                                    LICENCES

A.    THE COMPANY

BUZZARD FIELD AND                                                                         PERCENTAGE
BUZZARD AREA                          BLOCK                                               HOLDING
--------------------------------------------------------------------------------------------------------
Licence P.928                         Blocks 19/5(a) and 20/1(S)                          43.21254%
Licence P.986                         Blocks 19/10 and 20/6                               43.21254%

Licence P.215                         Blocks 21/29b(SE) and 21/29b(SW)                    18.978%
Licence P.272                         Block 20/7a                                         12.402%
Licence P.928                         Block 20/1(N)                                       30%
Licence P.1046                        Block 20/2c                                         50%
Licence P.1097                        Blocks 19/3 and 19/4                                42.5%
Licence P.1098                        Blocks 19/8 and 19/9                                60%
Licence P.1099                        Block 19/15                                         60%
Licence P.815                         Block 15/23d                                        42%
Licence P.1101                        Block 20/11                                         30%
Licence P. 226                        Block 15/27b                                        35.885%
Licence P. 226                        Block 15/27c                                        14%

ETTRICK

Licence P.317                         Block 20/2a                                         74.694%
Licence P.273                         Block 20/3a                                         32.98934%



SCOTT AND TELFORD FIELDS
AND SCOTT AREA

Licence P.185                         Block 15/22 (Scott Unit Area)                       78.275%
Licence P.185                         Block 15/22 (Telford Unit Area)                     69.429%
Licence P.218                         Block 15/21a (Scott Unit Area)                      42.003%
Licence P.240                         Block 14/30a                                        30.64%
Licence P.967                         Blocks 214/4, 214/5, 214/9 and 214/10               10%
Licence P.1086                        Blocks 14/24b and 14/25b                            75%
Licence P.1090                        Block 14/30c                                        75%
Licence P.218                         Block 15/21a Residual Area                          42.083%
                                      Block 15/21b Residual Area, Block
                                      15/21c, Block
Licence P.588                         15/21d                                              42.083%
Licence P.1091                        Block 15/21e                                        90%


Licence P.185                         13/16a                                              100%

BUZZARD FIELD AND                                                                         PERCENTAGE
BUZZARD AREA                          BLOCK                                               HOLDING
--------------------------------------------------------------------------------------------------------
Licence P.639                         Block 14/30b                                        21%
Licence P.114                         Block 22/27a Residual Area                          13.22%
Licence P.244                         Block 29/06a                                        4.75%
Licence P.012                         Block 29/08a(S) and Block 29/09a(S)                 8.20%
Licence P.227                         Block 29/08b                                        8.66%
Licence P.227                         Block 29/09b                                        13.0917%
Licence P.1127                        Block 38/5                                          45%
Licence P.1152                        Block 39/2b, 39/7                                   30%
Licence P.233                         Block 22/22b                                        38%
Licence P.988                         Block 20/05d                                        40%
Licence P.1044                        Block 15/28c                                        55%
Licence P.489                         Block 15/23b                                        100%
Licence P.185                         Block 15/22 (Excluding Scott and Telford)           51.5384%

EXPLORATION
Licence P.637                         Block 13/26a                                        45%
Licence P.981                         Block 12/22a, 12/27a                                40%
Licence P.1100                        Block 20/4a, 20/9                                   60%
Licence P.1154                        Block 13/26b                                        45%
Licence P.489                         Block 15/23c                                        67.40%
Licence P.120                         Block 21/15a main area                              92.33%
Licence P.120                         Block 21/15a sub-area                               91.7527%
Licence P.1040                        Block 15/18b + 15/19b                               50%
Licence P.244                         Block 21/02 (NJR)                                   35%
Licence P.244                         Block 21/02 (S)                                     16.5625%
Licence P.244                         Block 21/02 (NCR)                                   17.50%


Licence P.213                         Block 28/05A                                        47.84%
Licence P.357                         Block 22/19A                                        10.00%


FARRAGON
Licence P.1045                        Block 16/18b                                        50%
Licence P.092                         Block 16/28 (exc Andrew & Cyrus)                    20%



B.    ENCANA (ETTRICK) LIMITED

Licence P.272                         Block 20/7a                                         19.816%
Licence P.273                         Block 20/3a                                         61.85590%



C.    ENCANA EXPLORATION LIMITED

Licence P.244                          Block 29/06a                                         6.25%

                                   SCHEDULE 2

                                SELLER WARRANTIES

                                     PART A
                               GENERAL/COMMERCIAL


1.     THE SELLER GROUP AND THE SHARES

1.1    AUTHORISATIONS, VALID OBLIGATIONS, FILINGS AND CONSENTS

(a) The Seller has obtained all corporate authorisations and (other than to the extent relevant to the Condition) all other applicable governmental, statutory, regulatory or other consents, licences, authorisations, waivers or exemptions (APPROVALS) required to empower it to enter into and perform its obligations under the Transaction Documents to which it is a party.

(b) The Transaction Documents which are to be entered into by a member of the Seller Group will, when executed, constitute valid and binding obligations of the relevant member of the Seller Group.

(c) Entry into and performance by each member of the Seller Group of any of the Transaction Documents to which it is a party will not breach the provisions of its memorandum and articles of association, certificate of incorporation, by-laws or equivalent constitutional documents in its jurisdiction of incorporation where such breach would materially and adversely affect its ability to enter into or perform its obligations under this Agreement and/or any Transaction Document to which it is a party in accordance with their terms.

(d) Subject to fulfilment of the Conditions, neither entry into this Agreement nor entry into, and implementation of, the Proposed Transaction will:

(i) result in a breach of any applicable laws or regulations in its jurisdiction of incorporation; or

(ii) amount to a breach of any order, decree or judgment of any court or any governmental or regulatory authority in its jurisdiction of incorporation,

         by any member of the Seller Group where, in each case, such breach would materially and adversely affect its ability to enter into or perform its obligations under this Agreement and/or any Transaction Document to which is it a party.

(e) No Target Company has agreed to or is otherwise liable to pay any bonus, commission or other benefit to any Employee in connection with the sale of the Shares.


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

1.2    THE SELLER GROUP, THE SHARES AND THE TARGET COMPANIES

(a) The Seller and the Target Companies are validly incorporated, in existence and duly registered under the laws of England and Wales and have full power under their memorandum and articles of association to conduct their business as conducted at the date of this Agreement.

(b) The Shares are fully paid and the Seller is the sole owner of the Shares free from all Encumbrances, there is no agreement or commitment to give or create any such Encumbrance and no person has made any claim to be entitled to any right over or affecting the Shares.

(c) No person has the right (exercisable now or in the future and whether contingent or not) to call for the issue of any share or loan capital in any Target Company.

(d) The Seller is entitled to transfer the full legal and beneficial ownership in Shares on the terms set out in this Agreement.

(e) The Shares constitute the whole of the issued and allotted share capital of the Company.

(f) The information in respect of the Target Companies set out in Schedule 1 is accurate.

1.3    SUBSIDIARIES

(a)    No shares in any Subsidiary are held by a person other than the Company.

(b) All shares in the Subsidiaries are fully paid are wholly owned by the Company free from Encumbrances and there is no agreement or commitment to give or create any such Encumbrance.

1.4    OTHER INTERESTS

No Target Company:

(a) owns or has any interest of any nature whatsoever in any shares, debentures or other securities issued by any undertaking (other than another Target Company) or any partnership other than OPOL and Oil Spill Response Limited;

(b) has a branch, place of business or permanent establishment outside the United Kingdom (overseas branch) or substantial assets outside the United Kingdom and no Target Company has an outstanding obligation to acquire any such interest or overseas branch.

The Company has not made any dividend or distribution except out of profits available for the purpose and none of the reserves appearing in the Last Accounts are undistributable reserves except to the extent stated in the Last Accounts.


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

2.     FINANCIAL MATTERS

2.1    THE LAST ACCOUNTS

The Last Accounts, in relation to the Target Companies to which they relate:

(a) give a true and fair view of the state of affairs of such Target Company's assets and liabilities as at the Last Accounts Date and of the results thereof for the financial year ended on the Last Accounts Date;

(b)    comply with the requirements of the Companies Act 1985; and

(c) have been prepared in accordance with UK GAAP and, subject to any changes to UK GAAP during the immediately preceding two years, on a basis consistent with the basis upon which the audited accounts of the Target Companies have been prepared in respect of the immediately preceding two years.

2.2    POSITION SINCE LAST ACCOUNTS DATE

Since the Last Accounts Date:

(a) the operation of each of the Target Companies has been carried on in the ordinary course;

(b)    no payments have been made other than in the ordinary course of business;

(c) no dividend or other distribution (whether in cash, stock or in kind) has been declared, authorised, paid or made, nor has there been any reduction of paid-up share capital, by any Target Company (except for any dividends provided for in the Accounts); and

(d) no share or loan capital has been issued or agreed to be issued or redeemed or repaid by any Target Company.

2.3    STATUTORY BOOKS

The statutory books of each Target Company have been maintained in all material respects in accordance with the laws of England and Wales.

2.4    CAPITAL COMMITMENTS

There are no material outstanding capital commitments of the Target Companies which are not budgeted for in the Company 2004 Budget or the Field Development Plan.

2.5    UNITED STATES TURNOVER

The Target Companies have not sold product in the United States of America in the 12 month period prior to the Last Accounts Date having an aggregate value in excess of $50,000,000.


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

3.     FINANCIAL DEBT

3.1 None of the Target Companies has outstanding any Financial Debt owing by it to any person outside the Seller Group.

3.2 No Target Company is a party to, or has any liability (including without limitation any prospective or contingent liability) under any guarantee to support the obligations of any member of the Seller Group.

3.3 No guarantee which remains outstanding has been given by any member of the Seller Group or by any other person to support the obligations of any Target Company.

4.     REGULATORY MATTERS

4.1    LICENCES

Each Target Company has obtained all licences, permissions, authorisations (public or private) or consents required for carrying on its business in the places and in the manner in which it is carried on at the date of this Agreement in accordance with all applicable laws and regulations, such licences, permissions, authorisations and consents are in full force and effect and have been complied with in all material respects and so far as the Seller is aware there are no circumstances which indicate that any of such licences, permissions, authorisations and consents will be revoked or not renewed.

4.2    COMPLIANCE

Each of the Target Companies has conducted its business and corporate affairs in all material respects in accordance with:

(a)      its memorandum and articles of association;

(b) all applicable laws and regulations of the United Kingdom and of any other jurisdiction in which such Target Company does business.

4.3 There has been no default by any Target Company under any order, decree or judgment of any court or any governmental or regulatory authority which applies to the Target Company.

5.     THE UK BUSINESS ASSETS

For the purposes of this Paragraph 5, a MATERIAL ASSET shall mean an asset with a book value in the Last Accounts (or, if acquired since the Last Accounts Date, an acquisition cost) of not less than $500,000 but does not include any of the Properties.

5.1    OWNERSHIP

Each of the Target Companies:

(a) owns or is entitled to use free from Encumbrances all the material assets necessary to carry on its business as currently carried on.

(b) have not (outside the ordinary and normal course of business) disposed of, or agreed to dispose of, any material asset included in the Last Accounts.

5.2    POSSESSION

The material assets of the Target Companies are in the possession or under the control of the Target Companies.

5.3    USE

Since October 2003 all the plant, machinery and equipment owned or operated by the Target Companies have been regularly maintained in accordance with good industry practice.

5.4 Where any material assets are used but not owned by any Target Company the Disclosure Letter or the Disclosed Documents contains true, complete and up-to-date details of the basis on which they are made available to the Company. There has not occurred any event of default and there is no other event or circumstance which may entitle any third party to terminate any agreement or licence in respect of the provision of such assets.

6.     CONTRACTUAL MATTERS

6.1    MATERIAL CONTRACTS

Except as disclosed in the Disclosed Documents there is not outstanding any agreement to which a Target Company is a party:

(a) which, by virtue of the Proposed Transaction or the Transaction Documents, is likely to result in:

(i) any other party being relieved of any material obligation or becoming entitled to exercise any material right (including any right of termination or any right of pre-emption or other option); or

(ii)     any Target Company being in material default under any such agreement;

(b) which was entered into otherwise than in the ordinary course of the business;

(c) which was entered into with any member of the Seller Group otherwise than by way of bargain at arm's length; and

(d) which establishes any joint venture, consortium, partnership or profit (or loss) sharing agreement.

6.2    With regard to each of the Material Contracts:

(a) each such Material Contract is legally binding on the parties to it and is in full force and effect;

(b) the Seller and so far as the Seller is aware each of the parties (including the relevant Target Company or Companies) has complied in all material respects with and is in compliance with its material obligations under such Material Contract;

(c) so far as the Seller is aware there are no circumstances which constitute a ground on which any such Material Contract may be avoided, rescinded, repudiated, prematurely determined (whether as a result of this Agreement, the sale of the Shares, a breach or event of default or other termination right under such Material Contract) or declared to be invalid and no Target Company has received any written notice of a claim to that effect or notice indicating that such a claim may be made; and

(d) none of the Material Contracts is incapable of termination in accordance with its terms on less than 6 months' notice.

6.3    DEFAULTS

No Target Company has received written notice that it is in material default under any contract to which it is a party.

6.4    BUZZARD FIELD AND SCOTT AND TELFORD FIELDS

(a) The Disclosed Documents contain true, complete and up to date copies of all Material Contracts, change orders under the Material Contracts and the Operating Agreements.

(b) A true, complete and up-to-date copy of the Field Development Plan has been provided to the Purchaser. There have been no revisions or re-drafts of the Field Development Plan and no such re-drafts or revisions have been proposed or, so far as the Seller or any Target Company is aware, contemplated. Neither the Seller nor any Target Company is aware of any matter, fact or circumstance which will, or is likely to, require any revision or variation to the Field Development Plan.

(c) The amount spent by the Company for the joint account of the Buzzard Field Interest owners up to and including 30 September 2004 on items of expenditure required under the Field Development Plan is not less than (pound)212,000,000.

(d) A true and complete copy of the Report dated in or about September 2004 entitled "Range of Abandonment Liability" in respect of the Scott and Telford Fields has been provided to the Purchaser, and neither the Seller nor any Target Company is aware of any matter, fact or circumstance which renders the information contained in such report inaccurate, incomplete or misleading.

6.5    HEDGING

No Target Company is a party to any currency, interest rate or commodity hedging contract or arrangement.

7.     LITIGATION

No Target Company is a claimant or defendant in or otherwise a party to any litigation, arbitration or administrative proceedings which are in progress or, so far as the Seller is aware, threatened in writing by or against it or affecting any of the assets of the relevant Target Company. For this purpose there shall be excluded any proceedings for collection by a Target Company of debts of less than $50,000 arising in the ordinary course of its business.

8.     INSOLVENCY

8.1    WINDING UP

No order has been made, petition presented or meeting convened for the winding up of the Seller or any Target Company or for the appointment of any provisional liquidator (or equivalent in the jurisdiction of its incorporation).

8.2    ADMINISTRATION AND RECEIVERSHIP

No receiver (including any administrative receiver or the equivalent to a receiver or administrative receiver in the relevant jurisdiction) has been appointed in respect of the whole or any material part of the property, assets and/or undertaking of any Target Company.

8.3    VOLUNTARY ARRANGEMENT ETC.

None of the Seller or the Target Companies or any of their direct or indirect holding companies has made any voluntary arrangement with any of its creditors.

8.4    INSOLVENCY

None of the Target Companies is unable to pay its debts as they fall due.

9.     LICENSED INTEREST DOCUMENTS

9.1 The Target Companies are the legal and beneficial owner of the interests in the Licences as set out in Part C of Schedule 1 and of all property, rights and interests attributable to those Licences under the Licensed Interest Documents.

9.2 The Licences and the Licensed Interest Documents are in full force and effect and no act or omission by the Target Companies, the Seller or, so far as the Seller is aware, any third party has occurred which would entitle the Secretary to revoke a Licence and no notice has been given to the Target Companies or the Seller of any such intention to revoke a Licence.

9.3 The Licences have not been, and are not in the course of being, surrendered in whole or in part nor are liable to forfeiture; no proposal to surrender or abandon any Licence has been made or received by the Target Companies; and, so far as the Seller is aware, no proposal exists or is pending to surrender or abandon a Licence.

9.4 The Company is a party to the Licensed Interest Documents as set out in Annex 1 to this Agreement, true, complete, up-to-date and accurate copies of which have been disclosed to the Purchaser.

9.5 The Licensed Interest Documents are the only material documents to which the Target Companies are party which govern or relate to the creating, existence and validity of the Licences.

9.6 Neither the Target Companies nor the Seller has transferred or assigned its respective interest in any Licensed Interest Documents to any third party or encumbered it in any manner.

9.7 All the material obligations contained in the Licensed Interest Documents requiring performance by the Target Companies and/or the Seller and its or their respective successors in title prior to the date of this Agreement and, so far as the Seller is aware, all other parties thereto have been performed.

9.8 Neither the Seller nor the Target Companies has given to or received from any other party to any of the Licences and/or the Licensed Interest Documents any notice of withdrawal or notice to leave from such agreements or of any proposed assignment of all or part of an interest in any of the Licences.

9.9    Neither the Seller nor the Target Companies have:

(a) committed any material breach of, nor are in default under, any agreement comprised in the Licensed Interest Documents; or

(b) received any notice (nor are otherwise aware) that any of the other parties to the Licensed Interest Documents have committed any breach of, or are in default under, any of the Licensed Interest Documents which breach or default, at the date of this Agreement, is of a material nature and subsisting.

9.10 Since the Economic Date no outstanding sole risk and non-consensual operations have been proposed or carried out by any person in relation to the Licences and so far as the Seller is aware no such operations are likely to be proposed and no notices have been sent by any party to the Licensed Interest Documents in respect of sole risk and non-consensual operations.

9.11 No third party is entitled to participate on payment of a sole risk penalty in any hydrocarbon discovery in which any Target Company participates other than the Blackhorse P.185 Block 15/22.

9.12 No Target Company is entitled to participate in any hydrocarbon discovery by payment of a sole risk penalty.

9.13 No notice prohibiting or suspending the activities of the Operator or any contractor of the Operator has been served pursuant to any legislation regulating matters of health and safety and/or the environment in relation to the area governed by the Licensed Interest Documents.

9.14 Except as provided in the Licensed Interest Documents and subject to any statutory or regulatory restrictions, each Target Company is able freely to dispose of its interests in the Licences and all Petroleum attributable or which may become attributable to those interests.

9.15 The Licensed Interest Documents are all of the permits, licences, consents or authorisations held or obtained by the Target Companies pursuant to which the Target Companies have rights to explore, search for, bore for, get, produce or develop Petroleum and no Target Company has, by itself or with any other party, made any application for any other such permit, licence, consent or authorisation which application is still outstanding.

9.16 No Target Company is a party to any outstanding bidding or area of mutual interest arrangements.

9.17 Except as provided in the Licensed Interest Documents or as arising in the ordinary course of operations, none of the Target Companies' interests in the Licences is subject to any Encumbrance or royalty or net production interest or equitable interest, nor is any Target Company party to any agreement to create any Encumbrance or royalty or net production interest or equitable interest over any of the Target Companies' interests in the Licences.

9.18 The Disclosure Letter contains details of any liability of the Target Companies in respect of any interest in petroleum production licence disposed of by such Target Company prior to the date of this Agreement.

9.19 All cash calls due and payable by the Target Companies as at the date of this Agreement have been paid in full.

9.20 The Secretary has not given any indication of her intention to require any works to be carried out in excess of those referred to in the Licences or to call for the submission of a development plan in respect of any Licence.

9.21 All work obligations to be performed by the Target Companies under the Licences have been performed.

9.22   ABANDONMENT

(a) None of the wells which have been completed in an area covered by a Licence have not been, or are not in the course of being, plugged and abandoned in compliance with all requirements under law and the relevant Licence.

(b) No payments have (save as set out in the Last Accounts) been made by any Target Company in respect of or on account of or by way of provision (other than accounting provision) for any future abandonment obligations relating to any of the interests of the Target Companies in the Licences and, except as provided in the Licensed Interest Documents:

       (i) no abandonment agreement has been entered into in relation to the interests of the Target Companies in the Licences; and

       (ii) subject to all legislation and regulation, no Target Company is under any obligation to make any such payments save pursuant to any abandonment agreement to be entered into pursuant to any Operating Agreement.

(c) No Target Company has received a notice from the Secretary under section 1 of the Petroleum Act 1987 requiring submission of an abandonment programme in respect of any of the equipment or facilities constructed or utilised in connection with operations carried on pursuant to the Licensed Interest Documents.

9.23   OPERATOR

(a) No Operator of any of the Licences has given any formal notice of its resignation as Operator which is still current.

(b) No formal notice has been given by any of the non-Operators, and no vote has been passed by the non-Operators, requiring the removal of the Operator of any of the Licences.

(c) The Operator has not received any notice given pursuant to any health and safety legislation in the United Kingdom prohibiting or suspending the activities of any Operator.

9.24 The Company has not, in its capacity as an Operator, incurred or agreed to incur any material expenditure which is not authorised under the terms of the relevant Operating Agreement.

10.    INSURANCE

10.1   INSURANCE POLICIES

The Disclosure Letter contains a list of each current insurance and indemnity policy in respect of which any Target Company has an interest (together the INSURANCE POLICIES). The Insurance Policies have been in place at all material times since their commencement.

10.2   STATUS OF THE INSURANCE POLICIES

So far as the Seller is aware all of the conditions of the Insurance Policies have been performed and observed, each of the Insurance Policies is valid and enforceable and is not void or voidable.

10.3   CLAIMS

No claim in excess of $500,000 is outstanding under any of the Insurance Policies and, so far as the Seller is aware, no fact or circumstance exists which is likely to give rise to a claim under any of the Insurance Policies.

11.    UNITED STATES ASSETS

11.1   No Target Company has any assets in the United States of America.

                                      PART B
                                      IP/IT


1.     LICENCES IN AND LICENCES OUT

(a)    The Disclosure Letter lists all material Licences In and the Licences
       Out.

(b) So far as the Seller is aware, no Target Company has received any written notice in the twelve months prior to the date of this Agreement alleging that a licensee under any Licence Out is in material breach of that Licence Out.

(c) So far as the Seller is aware, no Target Company has received any written notice in the twelve months prior to the date of this Agreement alleging that a Target Company is in material breach of any Licence In.


2.     NO INFRINGEMENT BY SELLER GROUP OR TARGET COMPANIES

(a) So far as the Seller is aware, no Target Company has received any written notice in the twelve months prior to the date of this Agreement alleging that the operations of the Target Companies infringe the Intellectual Property Rights of a third party.

(b) So far as the Seller is aware, none of the operations of the Target Companies infringes the Intellectual Property Rights of a third party in any material respect.


3.     NO INFRINGEMENT BY THIRD PARTIES

(a) So far as the Seller is aware, no claim has been made in writing to any Target Company which alleges that a third party is infringing the Intellectual Property Rights owned by a Target Company.

(b) So far as the Seller is aware, no third party is infringing the Intellectual Property Rights owned by the Target Companies in any material respect.



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

                               PART C REAL ESTATE

1.     GENERAL

The information in respect of the Properties set out in Schedule 7 is true and accurate and not misleading in any respect and the Properties are the only properties owned or occupied by the Target Companies.

2.     POSSESSION AND OCCUPATION

The relevant Target Company is in possession of the whole of each of the Properties, none of which is vacant, and no other person is in or actually or conditionally entitled to possession, occupation, use or control of any of the Properties.

3.     TITLE

The relevant Target Company has good title to each of the Properties and:

(a)    there is no Encumbrance in or over or affecting any of the Properties;
       and

(b)    no Property is affected by a subsisting contract for sale.

4. ADVERSE INTERESTS

So far as the Seller is aware:

(a) none of the Properties is subject to any matter which materially adversely affects the ability to continue to carry on the UK Business from any Property in substantially the manner as at present; and

(b) no Target Company is in breach of any material covenant, restriction, condition or obligation (whether statutory or otherwise) affecting the Properties.

5.     OUTGOINGS

The Properties are not subject to the payment of any material outgoings other than the usual rates, taxes, rent, insurance rent and service charge.

6.     DISPUTES

There are no material current disputes, liabilities, claims or demands relating to or in respect of the Properties.

7.     PLANNING MATTERS

The current use of each of the Properties is an authorised use under all legislation intended to control or regulate the construction, demolition, alteration or use of land or buildings or to preserve or protect the national heritage and any orders, by-laws or regulations made or granted under any of them and no notices have been received from any relevant authority alleging any breach of such legislation which would have a material effect on the UK Business nor, so far as the Seller is aware, are there any circumstances rendering the service of such notices likely.

8.     LEASEHOLD MATTERS

In relation to the Properties:

(a) there are no subsisting notices alleging a material breach of any covenants, conditions and agreements contained in the relevant leases, on the part of the tenant;

(b)    no rent is or could be currently under review;

(c) the relevant Target Company has not commuted any rent or other payment or paid any rent or other payment ahead of the due date for payment;

(d) no tenancy is being continued after the contractual expiry date whether pursuant to statute or otherwise.

9.     DUE DILIGENCE AND INFORMATION

The Seller has provided true and complete copies of all material deeds, documents and other information relevant to the relevant Target Company's interest in or use of the Properties.

10.    CONTINGENT LIABILITIES

No Target Company has any actual or contingent liability in respect of any property formerly owned or occupied by it or in respect of which it acted as guarantor.




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

                                     PART D
                                    TAXATION

1.     RETURNS

Each Target Company has within the last six years made in a timely manner all material returns and supplied all other material information required to be supplied to all relevant Tax authorities. All such returns and other information were complete, accurate in all material respects and made on a proper basis. None is being disputed by the relevant Tax authority in any material respect, and so far as the Seller is aware there is no fact or circumstance currently existing which might cause such a dispute.

2.     DISPUTES AND INVESTIGATIONS

No Target Company is involved in any material current dispute with any Tax authority or so far as the Seller is aware is or has in the last six years been the subject of any investigation or non-routine visit by any Tax authority and no Target Company has become liable to pay any penalty, surcharge, fine or interest in respect of Tax.

3.     RESIDENCE

Each Target Company is and has at all times in the last six years been resident in the United Kingdom for Tax purposes and is not and has not at any time in that period been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement).

4.     TREASURY CONSENTS

No Target Company has in the last six years carried out or caused or permitted to be carried out any of the transactions specified at the relevant time in section 765(1) of the Taxes Act otherwise than with the prior consent of H.M. Treasury or specified at the relevant time in section 765A of the Taxes Act without having duly provided the required information to the Inland Revenue.

5.     VALUE ADDED TAX

For the purposes of sub-Paragraph 5 of this Part D the expression VAT LEGISLATION shall include the Value Added Tax Act 1994 and all other enactments in relation to value added tax and all notices, provisions and conditions made or issued thereunder including the terms of any agreement reached with H.M. Commissioners of Customs and Excise or any concession referred to in the Disclosure Letter. Sub-Paragraph 5 shall apply, with appropriate modifications (including the definition of VAT legislation), to any equivalent sales or turnover tax in any jurisdiction other than the UK to which the Company is subject.

Each Target Company:

(a) is registered for the purposes of value added tax in the UK (and not elsewhere), has been so registered at all times in the last six years that it has been required to be registered by VAT legislation, and such registration is not subject to any conditions imposed by or agreed with H.M. Customs and Excise; and

(b) has complied with and observed in all material respects the terms of VAT legislation in the last six years.

(c)    does not make exempt supplies

6.     LOSSES AND CAPITAL ALLOWANCES AS AT 1 JANUARY 2004

The amount of trading losses for the purposes of corporation tax which were available to the Company for carry forward as at 1 January 2004 was (pound)90,223,327 ((pound)95,556,886 in respect of the Supplementary Charge) and the amount of the Capital Allowances Pool as at 1 January 2004 was (pound)33,540,343, consisting of (pound)26,493,529 in respect of Part 2 of the Capital Allowances Act 2001 25% pool and (pound)7,046,814 in respect of Part 5 of the Capital Allowances Act 2001 25% pool.

7.     MISCELLANEOUS

7.1 All Tax for which the Target Companies are liable or for which they are liable to account for up to the date of this Agreement has been duly paid (or a reasonable estimate has been duly paid).

7.2 The Target Companies have preserved all material records required for the delivery of correct and complete returns as required by any legislation relating to Tax.

7.3 The amount of any Tax chargeable on any Target Company during any accounting period has not, to any material extent, depended upon any concession, agreement or other arrangement with any Tax authority.

7.4 The book value shown in or adopted for the purposes of the Last Accounts as the value of each of the assets of a Target Company on the disposal of which a chargeable gain or allowable loss could arise, does not exceed the amount which on a disposal of such asset at the date of this agreement would be deductible under section 38 of the Taxation of Chargeable Gains Act 1992.

7.5    The Disclosure Letter gives full details of:

(a) all claims, elections, disclaimers, withdrawals of claims or notification assumed to have been made for the purposes of the provisions or reserves for Tax included in the Last Accounts that have not actually been made at the date of this Agreement; and

(b) any arrangements entered into by any Target Company (whether legally binding or not) for or in relation to the surrender of group relief to or by the Target Company under sections 402 to 413 (inclusive) Taxes Act in respect of accounting periods beginning on or before Closing, including any liability (whether contingent or otherwise) to make payments for (or repayments in respect of) the surrender of such group relief.

7.6 No Target Company has entered into any transaction the consideration for which was or so far as the Seller is aware will be determined otherwise than on arm's length terms, nor has any Target Company agreed to do so, in circumstances that the Target Company's income or capital gains or other Tax basis could be required to be adjusted for Tax purposes, and each Target Company holds documentation (including any pricing methodology) which is sufficient to satisfy any requirement to demonstrate that any transaction to which it was a party was entered into on arm's length terms.

7.7    Since the Last Accounts Date:

(a) no disposal has taken place or other event occurred which will have or may have the effect of crystallising any liability to Tax or of causing any amount to be treated as disposal value in the Capital Allowance Pool;

(b) no Target Company has been involved in any transaction which has given rise to a liability to Tax on that company (or would have given or might give rise to such a liability but for the availability of any relief) other than Tax in respect of normal trading income or receipts of such company arising from transactions entered into by it in the ordinary course of business; and

(c) no Target Company has paid or declared any dividend or other distribution (whether in cash, stock or in kind) nor has there been any reduction of paid up share capital.

7.8 No Target Company has entered into any scheme, transactions or arrangement which so far as the Seller is aware could be subject to the application of principles in W.T RAMSAY LIMITED V IRC (54 TC101) as developed in subsequent cases.

7.9    No Target Company:

(a) constitutes or has at any time constituted a permanent establishment of another person, business or enterprise for any Tax purpose; and

(b) is or has been liable to Tax in any other jurisdiction for any Tax purposes (including for the purpose of any double taxation agreement).

7.10 No Target Company has made any claim for relief from stamp duty or stamp duty land tax which may be withdrawn as a result of any event or circumstance subsequently occurring (whether before, at or after Closing).

7.11 The Inland Revenue have confirmed in the attachment to their letter of 26 July 2004 the terms on which interest due and payable in respect of the $300m drawing under the Loan Facility dated 24 February 2004 will be deductible under section 494 Taxes Act 1988 against the relevant Target Company's ring fence profits for corporation tax purposes.

7.12   The Last Accounts make proper provision for Tax (in accordance with UK
GAAP), including in respect of deferred tax and provision in respect of deferred petroleum revenue tax.

8.     LOSSES AS AT 1 OCTOBER 2004

The amount of trading losses, for the purposes of corporation tax, which were available to the Company for carry forward as at 1 October 2004 (on the assumption that 30 September 2004 was the end of the accounting period) is (pound)159,000,000 in addition to the amounts referred to in Paragraph 6 of this Part D of Schedule 2.

                                     PART E
                                   ENVIRONMENT

For the purposes of this Part E, MATERIAL in the context of any liability under the Warranty in this Part E, shall be deemed to refer to facts, matters, circumstances, issues or events which have resulted in, or are likely to result in an aggregate cost to the UK Business of not less than $2,000,000.

1. So far as the Seller is aware, no event or incident has occurred in respect of the UK Business (other than pursuant to prevailing oil and gas field practice conducted in accordance with any legislation in force at the time of the relevant activity) which has given rise or is likely to give rise to any material Environmental Liability, nor has it received in relation to the UK Business any demands or notices under any Environmental Law which require any further material action.

2. So far as the Seller is aware, in the twelve months prior to the date of this Agreement each of the Target Companies has conducted the UK Business in all material respects in accordance with Environmental Laws.

                                     PART F
                                   EMPLOYMENT

1.     DISCLOSED DOCUMENTS ITEMS

The Disclosed Documents contain:

(a)    copies of the contracts of employment for all directors of the Company;
       and

(b) copies of the standard terms and conditions of employment applicable to all Employees.

2.     TRADE UNIONS

No Target Company recognises any trade union or other body representing its Employees or any of them for the purpose of collective bargaining or negotiating.

3.     INCENTIVE SCHEMES

Except as disclosed in the Disclosed Documents, no Target Company has, nor has any of them agreed to introduce, any share incentive scheme, share option scheme or profit sharing, bonus, commission or other incentive scheme for any directors or Employees or other workers engaged in the UK Business.

4.     NOTICE ON TERMINATION

There is not in existence any written or unwritten contract of employment or contract for services or secondment between any Target Company and any director, officer, Employee, worker or contractor that cannot be terminated by the relevant Target Company on three months notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal) or, in either case, the equivalent in any relevant jurisdiction.

5. Since the Last Accounts Date no change has been made to the terms of employment or engagement of any Employee of any Target Company entitled to remuneration at a rate in excess of (pound)50,000 per annum and no such change, and no negotiation or request for such a change is due or expected.

6. Each Target Company has in relation to each of its Employees and each of its former employees complied in all material respects with:

(a) all obligations imposed on it under such employees' terms and conditions of employment and any collective agreement and arrangements which relate to any such employees; and

(b) all obligations imposed on it by, and all orders and awards made under, all statutes, regulations and practice and customs which are relevant to such employees or their terms and conditions of employment or any recognised trade union including without limitation all obligations under the Health and Safety at Work etc. Act 1974 and the Working Time Regulations 1998.

8. So far as the Seller is aware no Target Company is involved in any dispute or negotiation with any of the Employees or any of its former employees, any trade union or employee representative or other such body and there are no circumstances (including signing of this Agreement or Closing) which are likely to give rise to any such dispute and no gratuitous payment has been made or promised by any Target Company in connection with the termination or proposed termination of employment of any present or former director, officer or employee.

9. So far as the Seller is aware, within one year preceding the date of this Agreement, there has been no industrial action or trade disputes involving or relating to any current or former director, officer or employee of any Target Company.

                                     PART G
                                    PENSIONS

1.     RETIREMENT BENEFITS/SELLER EMPLOYEE BENEFIT PLANS

All material particulars of the Target Company's obligations to contribute to the Pension Arrangements are provided in the Disclosed Documents. Other than the Pension Arrangements (and any statutory social security plans operated under public law, statute or regulation), neither the Seller nor the Target Company nor any member of the Seller Group provides or contributes to, or has at any time prior to the date of this Agreement provided or contributed to, or is liable or has at any time prior to the date of this Agreement been liable to provide or contributed to the provision of Retirement Benefits for or in respect of any present or past Employee or director of any Target Company.

2.     NO PROPOSALS

No proposal has been announced and no agreement has been made to establish, contribute to or fund any other arrangement for providing any Retirement Benefits or to continue or increase any Retirement Benefits under any Pension Arrangement for or in respect of any present or past Employee or director of any Target Company, or to maintain any such Retirement Benefits or the level of any such Retirement Benefits generally for any period.

3.     PAYMENTS IN RESPECT OF THE SELLER EMPLOYEE BENEFIT PLANS

The Disclosed Documents set out the rates at which contributions to the Pension Arrangements are paid.

4.     DUE PAYMENT

All amounts due to be paid to or in respect of the Pension Arrangements by any Target Company or member of the Seller Group on or before the date of this Agreement (including all insurance premiums, taxes and expenses) have been duly paid in full on the due dates for such payments.

5.     DEATH AND DISABILITY BENEFITS

Any benefits payable on the death of an Employee or director of any Target Company whilst in employment or during a period of sickness or disability are fully insured, all premiums due to the insurance company have been paid and each such Employee or director has been covered for such insurance by an insurance company of repute at normal rates and on normal terms for persons in good health.

6.     CLAIMS

To the best of the Seller's knowledge and awareness, there are no arbitrations, mediations, claims to the Pensions Advisory Service, Pensions Ombudsman complaints, complaints to the Occupational Pensions Regulatory Authority, actions, suits or claims in progress, pending, threatened or anticipated by any Employee or director of any Target Company or anyone claiming through them in relation to the Pension Arrangements, and there is no fact or circumstances likely to give rise to any such proceedings.

7.     ABSENT EMPLOYEES

Other than as disclosed, there are no Employees of any Target Company on long-term sick leave or absent from work in circumstances likely to lead to long-term sick leave.

8.     EMPLOYMENT CONTRACT TRANSFERS

No Employee or director of any Target Company or former Employee has had his contract of employment transferred to any Target Company under the Transfer of Undertakings (Protection of Employment) Regulations 1981 in circumstances where such contract gives rise to any liability to provide relevant benefits (as defined in section 612 of Taxes Act) arising from an occupational pension scheme (as defined in section 1 of the Pensions Schemes Act 1993) and the Seller has no obligation to provide or fund the provision of such relevant benefits as a result of any such transfer.

9.     BENEFITS

The Pension Arrangements provide only money purchase benefits within the meaning of section 181 of the Pension Schemes Act 1993.

                                   SCHEDULE 3

                            LIMITATIONS ON LIABILITY

1.     TIME LIMITS

(a) Other than in respect of an Indemnity Claim, the Seller shall not be liable for any Claim unless the Seller receives from the Purchaser written notice in accordance with Paragraph 1(b) prior to the date which is twelve months from the Closing Date in case of a Claim for breach of
       Schedule 5 (Conduct of the Target Companies Pre-Closing) and eighteen months from the Closing Date in the case of any other Claim.

(b) The Purchaser shall give notice, and reasonable details, of the Claim to the Seller as soon as reasonably practicable after becoming aware of the Claim.

2.     THRESHOLDS FOR CLAIMS

The Seller shall not be liable for any single Claim or Tax Demand:

(a) other than in respect of a Claim for breach of Title Warranties unless the amount of the liability pursuant to that single Claim or Tax Demand exceeds (i) $500,000 in the case of Claim for breach of Paragraph 2(s) of
       Schedule 5, (ii) $250,000 in the case of a Claim for breach of the remainder of the provisions in Schedule 5, or (iii) $1,750,000 in the case of any other Claim or Tax Demand (in which case the Purchaser shall be able to claim the whole amount of such Claim or Tax Demand and not only for the excess); and

(b) other than in respect of a Claim for breach of Schedule 5 or a Claim for breach of the Title Warranties unless the aggregate amount of the liability of the Seller for all Claims (other than Claims in respect of a breach of Schedule 5 and Claims for breach of the Title Warranties) and Tax Demands not excluded by sub-Paragraph (a) exceeds $15,000,000 (in which case the Purchaser shall be entitled to claim for the whole amount of such Claim and not only the excess).

This Paragraph 2 does not apply to Indemnity Claims.

3. CLAIM OR CLAIM FOR BREACH OF TAX WARRANTY TO BE WITHDRAWN UNLESS LITIGATION COMMENCED

Any Claim or claim for breach of Tax Warranty shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced by both being issued and served within 6 months of notice having been given by the Purchaser pursuant to Paragraph 1 of this Schedule 3 (or in the case of the Tax Warranties pursuant to Paragraph 3.1(b) of Schedule 8) (except where the Claim or claim for breach of Tax Warranty relates to a contingent liability in which case it shall be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced by being both issued and served within 6 months of it having become an actual liability). No new Claim or claim for breach of Tax Warranty may be made in respect of the facts, matters, events or circumstances giving rise to any such withdrawn Claim or claim for breach of Tax Warranty.

4.     MAXIMUM LIMIT FOR ALL CLAIMS

The aggregate amount of the liability of the Seller in respect of the aggregate of all Claims (whether under the Title Warranties or otherwise) and Tax Demands shall not exceed 100 per cent of the Consideration provided however that the aggregate amount of the liability of the Seller in respect of the aggregate of all Claims (other than under the Title Warranties) and claims for breach of Tax Warranties shall not exceed 50 per cent. of the Consideration.

Nothing in this Paragraph 4 shall allow the aggregate amount of the liability of the Seller in respect of the aggregate of all Claims (whether under the Title Warranties or otherwise) and Tax Demands to exceed 100 per cent. of the Consideration.

5.     CLAIMS ONLY TO BE BROUGHT UNDER RELEVANT WARRANTIES

The Purchaser acknowledges and agrees that the only Warranties given in relation to:

(a) Intellectual Property Rights and information technology or any related claims, liabilities or other matters (IPR MATTERS) are those set out in Part B of Schedule 2 and each of the other Warranties shall be deemed not to be given in relation to IPR Matters;

(b) the Properties, any real estate and planning and zoning matters or any related claims, liabilities or other matters (REAL ESTATE MATTERS) are those set out in of Part C of Schedule 2 and each of the other Warranties shall be deemed not to be given in relation to Real Estate Matters;

(c) taxation or any related claims, liabilities or other matters (TAX MATTERS) are those set out in Part D of Schedule 2 and each of the other Warranties shall be deemed not to be given in relation to Tax Matters;

(d) environment or any related claims, liabilities or other matters (ENVIRONMENTAL MATTERS) are those set out in Part E of Schedule 2 and each of the other warranties shall be deemed not to be given in relation to Environmental Matters; and

(e) the employment of any past or present employee of any Target Company or any member of the Seller Group or any related claims, liabilities or other matters (EMPLOYEE MATTERS) are those set out in Part F of Schedule 2 and each of the other Warranties shall be deemed not to be given in relation to Employment Matters except that none of the restrictions in this Paragraph 5 (save for Paragraph 5(c)) shall apply to limit any Claim for breach of the Warranties contained in Paragraph 2.1 (Last

Accounts), Paragraph 2.2 (Position Since Last Accounts Date) and Paragraph 7 (Litigation) of Part A of Schedule 2.

6.     MATTERS DISCLOSED OR TAKEN INTO ACCOUNT IN ADJUSTMENTS

The Seller shall not be liable for any Claim for breach of the Warranties or in the case of sub-Paragraph 6(a) below a claim for breach of the Tax Warranties if and to the extent that the fact, matter, event or circumstance giving rise to such Claim or for breach of the Tax Warranties where applicable

(a)    is disclosed, allowed, provided or reserved for in the Last Accounts; or

(b) is reflected, provided for or otherwise taken into account in the Interim Closing Statement or the Final Closing Statement or any consequent adjustment to the Initial Price.

7.     CONTINGENT LIABILITIES

If any Claim for breach of the Warranties or a claim for breach of Tax Warranties is based upon a liability which is contingent only, the Seller shall not be liable to make any payment unless and until such contingent liability becomes an actual liability (but, subject as provided in Paragraph 1 of this Schedule 3, without prejudice to the right of the Purchaser to give notice of that Claim and to issue and serve proceedings in respect of it before such time).

8.     NO LIABILITY FOR CLAIMS ARISING FROM ACTS OR OMISSIONS OF PURCHASER

The Seller shall not be liable for any Claim that would not have arisen or would not have been increased but for any voluntary act, omission or transaction carried out:

(a) after Closing by the Purchaser or any member of the Purchaser Group or its respective directors, employees or agents or successors in title (otherwise, than as required by law or pursuant to a legally binding obligation incurred prior to Closing and otherwise than in the ordinary and usual course of business of a Target Company as carried on in the same manner as in the period up to Closing); or

(b) before Closing by any member of the Seller Group or any Target Company at the written direction or request of or on behalf of the Purchaser or any member of the Purchaser Group.

9.     NOTHING TO RESTRICT PURCHASER'S DUTY TO MITIGATE

Nothing in this Schedule 3 shall in any way restrict or limit the general obligation at law of the Purchaser and, following Closing, any member of the Purchaser Group to mitigate any loss or damage which it may suffer in consequence of any breach by the Seller of the terms of this Agreement or any fact, matter, event or circumstance likely to give rise to a Claim or a claim for breach of Tax Warranty. For the avoidance of doubt, the Seller shall not be liable to the Purchaser for a Claim or claim for breach of Tax Warranty if and to the extent that any member of the Purchaser Group has a right to claim against any third party in respect of the subject matter of the relevant Claim and has not exhausted such claim or would have had a claim against such third party but for any action taken by a member of the Purchaser Group after Closing.

10.    EXHAUSTING ALL POSSIBLE CLAIMS

Notwithstanding any other provision in this Agreement the Seller shall only be liable to the Purchaser for a Claim if and to the extent that:

(a) the Company or the Purchaser has not been otherwise reimbursed (in which case, the Seller's liability to the Purchaser shall be reduced by the amount of monies reimbursed); and/or

(b) the Company, if entitled to claim on any insurance policy in relation to any Claim, has used its reasonable endeavours to pursue such claim and the amount of insurance monies recovered has not reimbursed the Company in full (in which case, the Seller's liability to the Purchaser shall be reduced by the amount of monies recovered); and/or

(c) the Purchaser and members of the Purchaser Group have not waived any rights against any third party in respect of the subject matter of the Claim.

11.    RECOVERY FROM THIRD PARTIES

Where the Seller has made a payment to the Purchaser in relation to any Claim and the Purchaser or any member of the Purchaser Group has a right of reimbursement against any other person in respect of the subject matter of that Claim, the Purchaser shall:

(a)    promptly notify the Seller of that fact; and

(b) provide (or procure that any relevant member of the Purchaser Group provides) such information as the Seller may reasonably require; and

(c) take (or procure that any relevant member of the Purchaser Group shall take) all steps or proceedings as the Seller may reasonably require to enforce such right.

If the Purchaser or any member of the Purchaser Group shall be reimbursed any amount in respect of the subject matter of that Claim, the Purchaser shall immediately pay the Seller an amount equal to the amount reimbursed less any reasonable costs of recovery. Thereafter, that Claim shall be limited (in addition to the limitations on the liability of the Seller referred to in this
Schedule 3) to the amount by which the loss or damage suffered by the Purchaser as a result of such breach exceeds the amount so recovered.

12.    SUMS OR BENEFITS RECEIVED BY PURCHASER GROUP

Without prejudice to Paragraph 11 of this Schedule 3 this Paragraph shall apply if the Seller makes any payment to the Purchaser in relation to any Claim (the DAMAGES

PAYMENT) and the Purchaser or any member of the Purchaser Group receives any sum or benefit otherwise than from the Seller or any member of the Seller Group (whether by payment, discount, credit, relief or otherwise including from any Tax authority) which would not have been received but for the circumstance giving rise to that Claim, such benefit to include any benefit arising in connection with Clause 9.4(b). The Purchaser shall (or shall procure that the relevant member of the Purchaser Group shall), once it or the relevant member of the Purchaser Group has received such sum or benefit, as soon as reasonably practicable repay to the Seller an amount equal to such sum or benefit (net of Taxation thereon and reasonable costs of recovery) or, if less, the Damages Payment (except to the extent that the amount of such sum or benefit has been taken into account in calculating the Damages Payment).

13.    NO LIABILITY FOR LEGISLATION OR CHANGES IN RATES OF TAX

The Seller shall not be liable for any Claim if and to the extent it is attributable to or the amount of such Claim is increased as a result of:

(a)    any legislation not in force at the date of this Agreement;

(b) any change of law (or any change in interpretation on the basis of case law), regulation, directive, requirement or administrative practice which takes effect retroactively; or

(c) any change in the rates of Taxation in force at the date of this Agreement.

14.    NO DOUBLE RECOVERY

The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one liability, loss, cost, shortfall, damage, deficiency, breach or other set of circumstances which gives rise to more than one Claim or Tax Demand.

15.    WAIVER OF RIGHT OF SET-OFF

The Purchaser hereby waives and relinquishes any right of set-off or counterclaim, deduction or retention which the Purchaser might otherwise have in respect of any Claim or Tax Demand out of any payments which the Purchaser may be obliged to make (or procure to be made) to the Seller pursuant to this Agreement or otherwise.

16.    SELLER TO HAVE OPPORTUNITY TO REMEDY BREACHES

A breach of the Warranties which is capable of remedy shall not entitle the Purchaser to compensation unless the Seller is given written notice of the breach by the Purchaser and such breach is not remedied within 30 days after the date on which such notice is served on the Seller. Without prejudice to its duty to mitigate any loss, the Purchaser shall (or shall procure that the relevant member of the Purchaser Group shall) provide all reasonable assistance to the Seller to remedy any such breach at the Seller's cost.

17.    LOSS

17.1 The Purchaser shall not be entitled to bring a Claim against the Seller for any indirect or special loss, loss of profits or punitive damages.

                                   SCHEDULE 4

                              PURCHASER WARRANTIES

1. The Purchaser is validly incorporated, in existence and duly registered under the laws of Jersey and has full power to conduct its business as conducted at the date of this Agreement.

2. The Purchaser has obtained all corporate authorisations and (other than to the extent relevant to the Conditions) all other applicable governmental, statutory, regulatory or other consents, licences, authorisations, waivers or exemptions required to empower it to enter into and perform its obligations under this Agreement and any other Transaction Document to which it is (or is proposed to be) a party.

3. The Transaction Documents which are to be entered into by a member of the Purchaser Group will, when executed, constitute valid and binding obligations of the relevant member of the Purchaser Group.

4. Entry into and performance by the Purchaser of this Agreement and/or any Transaction Document to which it is a party will not violate or conflict with the provisions of its memorandum and articles of association, certificate of incorporation, by-laws, or in any way that would materially adversely affect its ability to enter into or perform its obligations under this Agreement and/or any Transaction Document to which it is a party.

5. Subject to fulfilment of the Conditions neither entry into this Agreement nor entry into, and implementation of, the Proposed Transaction will:

(a) result in violation or breach of any applicable laws or regulations in any relevant jurisdiction; or

(b) amount to a violation or default with respect to any statute, regulation, order, decree or judgment of any court or any governmental or regulatory authority in any jurisdiction;

by any member of the Purchaser Group, which, in each case, would materially and adversely affect its ability to enter into or perform its obligations under this Agreement and/or any Transaction Document to which it is a party.

6. Neither entry into this Agreement nor entry into, and implementation of, the Proposed Transaction will (subject to fulfilment of the Conditions) result in a requirement for the Purchaser to obtain any consent or approval, or give any notice to or make any registration with, any governmental regulatory or other authority which has not been obtained or made as at the date of this Agreement.

7. No order has been made, petition presented or meeting convened for the winding up of the Purchaser or any of its direct or indirect holding companies, or for the appointment of any provisional liquidator (or equivalent in the jurisdiction of its incorporation) (or other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors and/or shareholders or other contributors), and there are no cases or proceedings under any applicable insolvency, reorganisation or similar laws in any relevant jurisdiction, and no events have occurred which, under applicable laws, would justify any such cases or proceedings.

8. So far as the Purchaser is aware, neither the Purchaser nor any member of the Purchaser Group is subject to any order, judgment, direction, investigation or other proceedings by any Governmental Entity that will, or are reasonably likely to, prevent or delay the fulfilment the Conditions.

9. The Purchaser will have available funds to pay the Initial Price and meet its other obligations under this Agreement at or prior to Closing.

                                   SCHEDULE 5

                   CONDUCT OF THE TARGET COMPANIES PRE-CLOSING

1. During the period from the date of this Agreement until Closing, the Seller shall (except as may otherwise be required or permitted in accordance with the terms of any Transaction Document or as may be approved by the Purchaser, such approval not to be unreasonably withheld or delayed):

(a) procure that the UK Business of the Target Companies is in all respects conducted only in the ordinary course (and in accordance with the terms of the Licences) so as to protect and maintain the same in accordance with good oilfield practice;

(b) procure that no share or loan capital is or is agreed to be issued, allotted, redeemed, repaid or repurchased by the Target Companies; and

(c) procure that the Target Companies maintain in force all insurance policies normally kept in force on the same material terms to provide a similar level of cover as in force at the date of this Agreement for the benefit of the Target Companies and, subject to the agreement of the underwriters and other than in relation to captive insurance and directors' and officers' insurance policies, cause the interest of the Buyer to be noted on each relevant policy from the date of this Agreement; and

(d)    inform the Purchaser of any material changes to:

(i)      any approvals and permits required for the operation of the UK
         Business; and

(ii) the financial condition of the Company and its assets rights and interests.

2. Without prejudice to the generality of Paragraph 1 and subject to Paragraph 3, between the date of this Agreement and the Closing Date, the Seller shall procure that the Target Companies shall not, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed) make any material decision concerning its business, assets or affairs and shall not do or agree to do any of the following:

(a) other than in respect of the Buzzard, Scott and Telford Fields approve any work, programme, budget, expenditure or capital commitment relating to any Licence involving capital expenditure in excess of $5 million per item and $20 million in aggregate, except for capital expenditures:

       (i) which are required by the Operator or other counterparties to the Licensed Interest Documents (including without limitation any emergency spend) or which would otherwise subject the relevant

              Target Company to nonconsent or sole risk penalties under the Licensed Interest Documents; and

       (ii) in respect of which the Purchaser has given its prior written approval (such approval not to be unreasonably withheld or delayed);

(b) enter into or amend or terminate any contract or arrangement not in the ordinary course of the UK Business, and which either:

       (i) is not capable of being terminated without compensation at any time with 3 months' notice or less; or

       (ii)   involves total annual expenditure in excess of $1 million;

(c) incur any additional borrowing or incur any other indebtedness or enter into any forward contracts, hedging or other derivative instruments for the sale of hydrocarbons or any currency or interest rate swap agreement or other financial derivative instruments other than in the ordinary course of the UK Business;

(d) acquire or agree to acquire or dispose of or agree to dispose of any material asset, shares or other interest in any company, partnership or other venture;

(e)    fail to keep proper accounting records;

(f) amend any insurance contract (other than in respect of the renewal thereof), fail to notify any material insurance claim in accordance with the provisions of the relevant policy or settle any such claim below the amount claimed, provided that the relevant Target Company may purchase additional insurance coverage and shall notify the Purchaser of any such purchase;

(g) make any material change in the accounting practices or policies of the relevant Target Company (except to the extent required to comply with any changes in generally accepted accountancy practice in the United Kingdom) or amend its memorandum or articles of association, or pay its creditors and procure payment by its debtors other than in the usual course of business;

(h) declare or pay any dividend, or make any return of capital, with respect to any outstanding shares of the relevant Target Company;

(i)    reduce its share capital;

(j)    resolve to be voluntarily wound up;

(k)    pass any resolution or obtain any consent from any of its members;

(l) amend in a material respect or terminate any agreement relating to a Licence or execute any new agreement in respect of the Licences unless required to do so by the Secretary;

(m) sell, pledge, charge, lease or otherwise dispose of any of the Target Companies' material assets;

(n) create any royalty or net profit interest or net production interest or any other analogous interest or any encumbrance over any of the Licences or any part thereof;

(o) settle, compromise, waive or make any material claim or institute, threaten or make any material legal proceedings, expert reference or arbitration under or in connection with any of the Licences;

(p)    make any material change to the nature of the organisation of the UK
       Business;

(q) discontinue or cease to operate all or a material part of the UK Business or depart from continuing its business in its ordinary course;

(r) save as required by law, make any material change in the terms and conditions of employment or engagement of any of its employees or officers, dismiss any senior employee without reasonable cause or engage any senior employee;

(s) by any act or omission contravene any applicable law, order or regulation where such contravention would have a material adverse effect on the business or financial condition of that Target Company.

3.     The Target Companies may take such actions as may be required:

(a)    to give effect to and comply with this Agreement;

(b) in relation to expenditure contained in an approved budget (a copy of which has been provided to the Purchaser); or

(c)    in connection with an approved field development programme.

4. During the period from the date of this Agreement until Closing, the Seller shall, and, as appropriate, shall procure that the Target Companies shall:

(a) to the extent practicable in the circumstances, inform the Purchaser of any matter requiring its vote under the Operating Agreements and take account of the Purchaser's reasonable representations but so that nothing in this sub-Paragraph shall operate to fetter the discretion of the Seller and the relevant Target Company in exercising its discretion in connection with such vote;

(b) inform the Purchaser of how any vote under the Operating Agreements was exercised;

(c) subject to any confidentiality obligations by which the Seller and/or the relevant Target Company is bound, on a regular and frequent basis report material operational matters and the general status of ongoing operations to the Purchaser and provide the Purchaser with copies of all material correspondence, board papers, management reports and accounts and such other information relating to each Target Company as the Purchaser may reasonably require; and

(d) give to the Purchaser and its authorised representatives full access to all the books and records of each Target Company and procure that the directors and employees of each Target Company are instructed to give promptly all such information and explanations with respect to the business and affairs of each Target Company as the Purchaser may reasonably request.

                                   SCHEDULE 6

                              CLOSING ARRANGEMENTS


SELLER OBLIGATIONS

1. At Closing, the Seller shall deliver or procure that there is delivered to the Purchaser (or made available to the Purchaser's reasonable satisfaction):

(a) duly executed transfers into the name of the Purchaser (or such other person as the Purchaser may direct) in respect of all the Shares;

(b)    the share certificates in respect of all the Shares;

(c) duly executed transfers into the name of the Purchaser (or such other person as the Purchaser may direct) of all shares in the Subsidiaries not registered in the name of any Target Company;

(d) the share certificates relating to all the issued shares in the capital of each of the Subsidiaries;

(e) such other documents as may be reasonably required to give a good title to the Shares and to enable the Purchaser or its nominees to become the registered holders of them;

(f) in respect of each Target Company, the certificate of incorporation, common seal (if it exists), share register or ledger and share certificate book (with any unissued share certificates) and other documents and records and all minute books and other statutory books (which shall be written up to but not including Closing);

(g) a letter of resignation in the Agreed Form duly executed by such auditors as the Purchaser may notify to the Seller prior to Closing in respect of their position as auditors of the Target Companies along with a statement under section 394 of the Companies Act 1985 that there are no circumstances connected with their ceasing to hold office which they consider should be brought to the attention of the members or creditors of each Target Company;

(h) a copy (certified by a duly appointed officer as true and correct) of a resolution of the board of directors of the Seller authorising the execution of and the performance by the relevant company of its obligations under the Transaction Documents to be executed by it;

(i) evidence in a form satisfactory to the Purchaser that any guarantees given by any Target Company in respect of liabilities of the Seller or any member of the Seller's Group or any director of any such company, have been released;

(j) counterparts of the Holdings Loan Assignment Deed and the Debt Assignment Deed, duly executed by the Seller; and

(k) a deed of termination duly executed by the Company and EnCana Energy Services Inc. terminating the North Sea Marketing Agency Agreement entered into between the Company and EnCana Energy Services Inc., releasing each party from any obligations and liabilities thereunder.

2.     The Seller shall:

(a) cause the transfers mentioned in Paragraphs 1(a) and (c) of this Schedule 6 to be resolved to be registered (subject only to their being duly stamped) notwithstanding any provision to the contrary in the articles of association of any Target Company; and

(b) cause such persons as the Purchaser shall nominate by the Record Date to be validly appointed as additional directors of each Target Company provided such persons agree to be so appointed.


PURCHASER OBLIGATIONS

3.     At Closing, the Purchaser shall:

(a) deliver (or procure that there is delivered to the Seller) a copy of a resolution (certified by a duly appointed officer as true and correct) of the board of directors of the Purchaser authorising the execution of and the performance by the relevant company of its obligations under this Agreement and each of the Transaction Documents to be executed by it;

(b) pay to the Seller the Closing Price in accordance with Clause (the Seller being also entitled to retain the Deposit together with any interest accrued thereon); and

(c) deliver to the Seller counterparts of the Holdings Loan Assignment Deed and the Debt Assignment Deed duly executed by the Assignees (as defined therein).

GENERAL

4. At or before Closing, the Seller and the Purchaser shall use their reasonable endeavours to procure that the following documents to the extent required by this Agreement shall be executed on or before Closing, namely:

(a)    the Secondment Agreement; and

(b)    the Transitional Services Agreement

and shall agree the forms of the press releases to be released by each of them on Closing.

5. All documents and items delivered at Closing pursuant to this Schedule 6 shall be held by the recipient to the order of the person delivering the same until such time as Closing shall be deemed to have taken place in accordance with Paragraph 6 below.

6.     Simultaneously with:

(a) delivery of all documents required to be delivered at Closing (or waiver of the delivery thereof by the person entitled to receive the relevant document); and

(b) receipt of an electronic funds transfer to the Seller's Bank Account in immediately available funds of the Closing Price,

the documents and items delivered in accordance with this Schedule 6 shall cease to be held to the order of the person delivering the same and Closing shall be deemed to have taken place.

7. If the Seller or the Purchaser (the AFFECTED PARTY) fails or is unable to comply with any of its obligations under the preceding provisions of Schedule 6 on the Closing Date then the other (the UNAFFECTED Party) may:

(a) defer Closing to a date not more than 28 days after that date (in which case the provisions of this Paragraph 7 shall apply to Closing as so deferred); or

(b) proceed to Closing so far as practicable but without prejudice to the Unaffected Party's rights where the Affected Party has not complied with its obligations under this Agreement.

8. If Closing is deferred in accordance with Paragraph 7 and, at the date of that deferred Closing, the requirement of Paragraphs 1 and 2 above are not complied with on that date, the Party that is able to complete and fulfil its obligations thereunder shall be entitled to terminate this Agreement. If the Affected Party is the Seller, the Seller shall within five Business Days thereafter repay the Deposit plus an amount equivalent to simple interest on the Deposit calculated on a daily basis on the basis of a 360 day year at the Agreed Interest Rate applied to the Deposit for the period from and including the date of this Agreement up to but not including the date it is returned (less any applicable withholding for or on account of Tax) to the Purchaser's Bank Account.

                                                   SCHEDULE 7

                                                   PROPERTIES

-------------------------------------------------------------------------------------------------------------------------------
PROPERTY              DATE OF           PARTIES                 TERM         ANNUAL           REVIEW DATES      TENANT'S
ADDRESS               LEASE                                                  RENT (POUND)                       BREAK DATE
-------------------------------------------------------------------------------------------------------------------------------
Scott House           24 October        Amerada Hess            1            913,787          1 October         1 October
(New), Hareness       and 17            Property Services       October                       2008              2013
Road, Altens          November          Limited                 2003
Industrial            2003                                                                    1 October
Estate, Aberdeen                        The Company             to                            2013
                      as Varied
                      by deed of                                30
                      variation                                 September
                      on 9 March                                2018
                      2004
-------------------------------------------------------------------------------------------------------------------------------
Part Upper            20 November       Sun Alliance and        20           [497,880]        20 November       25 December
Ground Floor,         1997              London Assurance        November                      2002              2007
One Charter                             Company Limited         1997
Place, Vine                                                                                   20 November
Street,                                 Beverage Services       to                            2007
Uxbridge, UB8                           Limited
1JG                                                             25
                                        Coca-Cola Export        December
                                        Corporation             2012
-------------------------------------------------------------------------------------------------------------------------------
Part Ground           28 November       Sun Alliance and        25           194,000          25 December       24 December
Floor (West)          2003              London Assurance        December                      2008              2007
One Charter                             Company Limited         2003
Place (as above)
                                        The Company             to

                                                                24
                                                                December
                                                                2012
-------------------------------------------------------------------------------------------------------------------------------
West Showroom         28 November       Sun Alliance and        25           20,440           25 December       24 December
(Showroom 1) on       2003              London Assurance        December                      2008              2007
Ground Floor of                         Company Limited         2003
One Charter
Place (as above)                        The Company             to

                                                                24
                                                                December
                                                                2012
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
PROPERTY              DATE OF           PARTIES                 TERM         ANNUAL           REVIEW DATES      TENANT'S
ADDRESS               LEASE                                                  RENT (POUND)                       BREAK DATE
-------------------------------------------------------------------------------------------------------------------------------
East Showroom         28 November       Sun Alliance and        1            20,440           25 December       24 December
(Showroom 2) on       2003              London Assurance        February                      2008              2007
Ground Floor of                         Company Limited         2004
One Charter
Place (as above)                        The Company             to

                                                                24
                                                                December
                                                                2012
-------------------------------------------------------------------------------------------------------------------------------
Store Room,           21 October        Sun  Alliance  and      28           1,300            25 December       24 December
Car Park Level,       2004              London Assurance        November                      2008              2007
1 Charter Place                         Company Limited         2003
(as above)
                                        The Company             to

                                                                12
                                                                December
                                                                2012
-------------------------------------------------------------------------------------------------------------------------------

                                   SCHEDULE 8

                                  TAX COVENANT

1.     INTERPRETATION

1.1 In this Schedule the following definitions shall have the following meanings:

EVENT means any act, transaction, occurrence or omission and includes the sale of the Shares to the Purchaser by the Seller pursuant to this Agreement;

OVERPROVISION means, applying the accounting policies, principles and practices adopted in relation to the preparation of the Final Closing Statement (and ignoring the effect of any change in law made or action taken by the Purchaser or any Target Company after Closing in circumstances where Paragraphs 3.1(e) or
(g) apply, or the effect of any Purchaser's relief), the amount by which any contingency or provision in the Final Closing Statement relating to Tax (other than deferred Tax and provision in respect of deferred petroleum revenue tax) is overstated;

PURCHASER'S GROUP means Nexen Inc. and any other company or companies which either are or become after Closing, or have within the six years ending at Closing been, treated as members of the same group as, or otherwise connected or associated in any way with, the Purchaser for any tax purpose;

PURCHASER'S RELIEF means:

(a) any Relief to the extent that it arises either in respect of an Event occurring or period commencing after Closing; and

(b) any Relief arising to any member of the Purchaser's Group (other than a Target Company);

RELIEF includes, unless the context otherwise requires, any loss, allowance, credit, deduction, exemption or set-off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any right to repayment of or saving of Tax, and any reference to the use or set off of relief shall be construed accordingly;

RETAINED GROUP means EnCana Corporation and any other company or companies (other than a Target Company) which either are or become after Closing, or have within the six years ending at Closing been, treated as members of the same group as, or otherwise connected or associated in any way with, EnCana Corporation for any Tax purpose;

TAX means (a) taxes on income, profits and gains (whether within or outside the UK), and (b) all other taxes, levies, duties, imposts, charges and withholdings in the nature of taxation (whether within or outside the United Kingdom), including (without limitation) corporation tax, income tax, withholding tax, any excise, property, value added, sales, transfer, north sea royalty, petroleum revenue tax, supplementary charge, franchise and payroll taxes, stamp duties, stamp duty land tax and any national insurance or social security contributions, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them;

TAX AUTHORITY means any taxing or other authority (whether within or outside the United Kingdom) competent to impose or administer any Tax liability;

TAX CLAIM means:

(a) the issue of any notice, demand, assessment, letter or other document by or on behalf of any Tax authority or the taking of any other action by or on behalf of any Tax authority (including the imposition, or any document referring to the possible imposition, of any withholding of or on account of Tax); or

(b) the preparation or submission of any notice, return, assessment, letter or other document by the Purchaser, any Target Company, or any other person,

from which it appears that a Tax liability may be incurred by or may be imposed on a Target Company, being a Tax liability which could give rise to a liability for the Seller under this Schedule or under the Tax Warranties (whether alone or in conjunction with other Claims);

TAX LIABILITY means:

(a) a liability of any Target Company to make or suffer an actual payment of, or in respect of, Tax; and

(b) the use or set off of any Purchaser's relief in circumstances where, but for such use or set off, a Target Company would (after first taking into account all Reliefs other than Purchaser's reliefs to the extent allowed by law) have had an actual liability to Tax in respect of which the Purchaser would have been able to make a claim against the Seller under this Schedule (the amount of the Tax liability for these purposes being deemed to be equal to the amount of the actual liability to Tax that is saved by the use or set off of the Purchaser's relief); and

TAXES ACT means the Income and Corporation Taxes Act 1988.

1.2 Persons shall be treated as connected for the purposes of this Schedule if they are connected within the meaning of section 839 of the Taxes Act.

1.3    The headings in this Schedule shall not affect its interpretation.

1.4 All payments made by the Seller to the Purchaser or by the Purchaser to the Seller under this Schedule, other than payments of interest, shall so far as possible be made by way of adjustment to the consideration for the sale of the Shares.

1.5 Reference to income, profits or gains earned, accrued or received includes income, profits or gains that are deemed, for the purposes of any Tax, to be earned, accrued or received and references to events occurring on or before a certain time include events which are deemed to have occurred for the purposes of any Tax.

2.     COVENANT TO PAY

2.1 The Seller hereby covenants with the Purchaser to pay to the Purchaser an amount equivalent to any Tax liability arising in respect of, by reference to or in consequence of:

(a) (i) any income, profits or gains earned, accrued or received on or before Closing; and

       (ii)   any Event which occurred on or before Closing ; and

(a) any liability of any Target Company (other than to any other Target Company or to any member of the Purchaser's Group) to repay any payment for group relief (in accordance with Chapter IV of Part X of the Taxes
       Act) received by such Target Company pursuant to any agreement or arrangement entered into before Closing to the extent that such liability has not been taken into account in the Final Closing Statement; and

(b) any Tax liability of any Target Company (other than to any other Target Company or to any member of the Purchaser's Group) where such Tax liability would not have arisen but for any election made on or before Closing in respect of a period or event occurring before Closing to treat a disposal or gain to have been made for Tax purposes by such Target Company; or

(c) any Tax liability of any Target Company which is a primary Tax liability of any other person (not being another Target Company or a member of the Purchaser's Group) and for which the Target Company is secondarily liable as a result of its ownership, control or membership of any group (other than the Purchaser's Group) for Tax purposes (or by reason of any changes in the ownership, control or membership of such a group), in both cases, before Closing ; and

(d) any Tax liability of any Target Company under Paragraph 4, Schedule 15, Finance Act 1973 which is attributable to unpaid tax for a period ended on or before Closing,

together with any costs and expenses referred to in Paragraph 5.

3.     EXCLUSIONS

3.1 The covenant contained in Paragraph 2.1(a), (b), and (c) (and, in the case of Paragraphs 3.1 (b) (c) and (m)(ii) only, Paragraph 2.1(d)) shall not cover any Tax liability to the extent that:

(a) notice of a claim in respect of the Tax liability in a form complying with the provisions of Paragraph 9.1 is not given to the Seller prior to
       (i) the seventh
       anniversary of Closing or, if later, (ii) six years and three months from the end of the accounting period of the Target Company in which Closing occurs; or

(b) the Tax liability was reflected, provided for or otherwise taken into account in the preparation of the Final Closing Statement; or

(c) the Tax liability was paid or discharged before Closing, and such payment or discharge was taken into account in the preparation of the Final Closing Statement; or

(d) the Tax liability arises in respect of, by reference to or in consequence of:

       (A) any income, profits or gains earned, accrued or received in respect of the period between the Economic Date and Closing either: (aa) in the ordinary course of business of the Target Company to which the Tax liability relates, or (bb) to the extent that the Target Company concerned retains the benefit of such income, profit or gain at Closing and the Purchaser has paid for such income, profits or gains on a pound sterling ((pound)1) for pound sterling basis ((pound)1), or (cc) to the extent that such income, profit or gain has been expended in the ordinary course of business of the relevant Target Company; or

       (B) any Event occurring between the Economic Date and Closing in the ordinary course of business of the Target Company to which the Tax liability relates; or

(e) the income, profits or gains in respect of which the Tax liability arises are actual (and not deemed income, profits or gains), and are in the ordinary course of business and are attributable to the period beginning on the last Accounts Date and ending on the Economic Date and which income profits or gains were not taken in to account in the Final Closing Statement; or

(f) the Tax liability arises as a result of any change in rates of tax made after Closing or of any change in legislation, regulation, directive or requirement, or the published practice of any Tax authority, made after Closing; or

(g) the Tax liability would not have arisen but for a transaction, action or omission carried out or effected by any of the Purchaser, a Target Company, or any other person connected with any of them, at any time after Closing, except that this exclusion shall not apply where any such transaction, action or omission:

       (i) is carried out or effected by the relevant Target Company pursuant to a legally binding commitment created on or before Closing; or

       (ii) is carried out or effected by the relevant Target Company concerned in the ordinary course of business of such Target Company as carried on at Closing, provided that for this purpose the following shall be deemed not to be in the ordinary course of business if they otherwise would be (with the effect that the exclusion contained in this Paragraph 3.1(g) shall apply):

              (A) any disposal (or deemed disposal for any Tax purpose) of assets other than trading stock by the Target Company;

              (B)    any change in the use of an asset by the Target Company;

              (C) anything which has the result of requiring disposal value to be brought into account, or which crystallises a balancing charge, for capital allowances purposes (or has any similar effect under the laws of any relevant foreign jurisdiction); or

(h) without prejudice to 3.1(g) above the Tax liability would not have arisen but for a cessation, or any change in the nature or conduct, of any trade carried on by a Target Company at Closing, being a cessation or change occurring after Closing; or

(i) the Tax liability would not have arisen but for the sale or transfer of whole or part of the shares in the Target Companies or the sale or transfer of the whole or part of their assets on/or in each case after Closing (other than the sale of the Shares by the Seller pursuant to this Agreement); or

(j) the Tax liability comprises interest or penalties arising by virtue of an underpayment (in respect of the accounting period current at Closing) of Tax prior to Closing, insofar as such underpayment would not have been an underpayment but for a bona fide estimate made prior to Closing of the amount of income, profits or gains to be earned, accrued or received after Closing proving to be incorrect, or but for any other event or events occurring after Closing; or

(k) the Tax liability arises solely as a result of a change after Closing in the length of any accounting period for Tax purposes of a Target Company, or (other than a change which is necessary in order to comply with the law or generally accepted accounting principles applicable to the relevant Target Company at Closing) a change after Closing in any accounting policy or tax reporting practice of the relevant Target Company; or

(l) such Tax liability arises as a result of a Target Company failing to submit the returns and computations required to be made by them or not submitting such returns and computations within the appropriate time limits or submitting such returns and computations otherwise than on a proper basis, in each case after Closing (other than as a result of a failure by the Seller to comply with its obligations in Paragraphs 12 and
       13); or

(m) any Relief (i) arising in respect of an Event occurring or period ending on or prior to Closing other than a Purchaser's relief is available, or
       (ii) which is for no consideration made available by the Seller, to a Target Company to set against or otherwise mitigate the Tax liability (and so that (A) for this purpose any Relief arising in respect of an accounting period falling partly before and partly after Closing shall be apportioned on a time basis, unless some other basis is more reasonable and (B) any Relief that is so available in relation to more than one Tax liability to which this Schedule applies shall be deemed, so far as possible, to be used in such a way as to reduce to the maximum extent possible the Seller's total liability hereunder); or

(n)    the Tax liability would not have arisen but for:

       (i) the making of a claim, election, surrender or disclaimer, the giving of a notice or consent, or the doing of any other thing under the provisions of any enactment or regulation relating to Tax, in each case after Closing and by the Purchaser or a Target Company or any person connected with any of them, in circumstances where the Purchaser has actual knowledge that such an act would result in there being a Tax liability and otherwise than as a result of a direction by the Seller under Paragraphs 12 or 13 of this Schedule 8; or

       (ii) the failure or omission on the part of the relevant Target Company after Closing (otherwise than as a result of a direction by the Seller under 12 or 13 of this Schedule 8) to make any such valid claim, election, surrender or disclaimer, or to give any such notice or consent or to do any other such thing, in circumstances where the making, giving or doing of which was taken into account in the preparation of the Final Closing Statement and full details of which are to be notified to the Purchaser at least 15 Business Days prior to the last date upon which the claim, election, surrender or disclaimer may validly be made, given or done; or

(o) the Tax liability is a liability to Tax comprising interest, penalties, charges or costs in so far as attributable to the unreasonable delay or default of the Purchaser or the relevant Target Company after Closing, otherwise than as a result of a default by the Seller in complying with its obligations under this Schedule; or

(p) the Tax liability arises (whether directly or indirectly) in respect of a Reallocation Claim;

(q) the Tax liability arises as a result of any transaction, action or omission carried out by the Seller (or a Target Company on or prior to Closing) at the specific request in writing of a member of the Purchaser's Group (made between the period commencing on signing of this Agreement and ending on Closing) including without limitation any request pursuant to Clause 1.4 of this Agreement which is agreed to by the Seller; or

(r) the Tax liability is in respect of stamp and/or stamp duty reserve tax and is payable in respect of the transfer of the Shares or the assignment of the Holdings Loan or Intra-Group Debt pursuant to this agreement or the Holdings Loan Assignment Deed or the Debt Assignment Deed in both cases pursuant to the terms of this Agreement; or

3.2 Subject as expressly provided in this Schedule and pursuant to the Tax Warranties the Seller shall have no liability to the Purchaser under any part of this Agreement in respect of any non-availability, inability to use, or loss or restriction of any Relief (FAILURE OF RELIEF) where such failure of relief does not give rise to a Tax liability to which Paragraph 2.1 applies.

3.3 The provisions of Paragraph 3.1 shall also operate to limit or reduce the liability of the Seller in respect of claims under the Tax Warranties.

4.     OVERPROVISIONS

4.1 The Seller may require the auditors for the time being of each Target Company to certify, at its request and expense, the existence and amount of any Overprovision and the Purchaser shall provide, or procure that each Target Company provides, any information or assistance required for the purpose of production by the auditors of a certificate to that effect.

4.2 Subject to Paragraph 4.4 below any Overprovision shall first be set against any payment then due from the Seller under this Schedule or for breach of any Tax Warranty, and any surplus shall be carried forward to set against other claims under this Schedule or for breach of the Warranties.

4.3 Either the Seller or the Purchaser may, at its expense, require any certificate produced in accordance with Paragraph 4.1 above to be reviewed by the auditors for the time being of the relevant Target Company in the event that there are relevant circumstances or facts of which it was not aware, and which were not taken into account, at the time when such certificate was produced, and to certify whether the certificate remains correct or whether it should be amended.

4.4 If following a request under Paragraph 4.3 the certificate is amended, the revised amount of Overprovision shall be substituted for the purposes of Paragraph 4.2, and any adjusting payment that is required shall be made forthwith.

5.     COSTS AND EXPENSES

The covenant contained in this Schedule 8 shall extend to all costs and expenses properly incurred by the Purchaser and the Target Companies in connection with a bona fide claim made under this Schedule 8, or in satisfying or settling any Tax liability in accordance with Paragraph 9 in respect of which a bona fide claim is made under this Schedule 8.

6.     DOUBLE RECOVERY

The Purchaser shall not be entitled to recover any amount pursuant to this
Schedule 8 in respect of any Tax liability to the extent that it is in respect of a Reallocation Claim or the Purchaser or any Target Company has already recovered any amount in respect of such liability under the Warranties or under any other provision of this Agreement (including without limitation this Schedule) or pursuant to any other agreement with the Seller or any company connected with the Seller, or to the extent that recovery has already been made under this Schedule 8 in respect of the same liability.


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

7.     TAX REFUNDS

7.1 The Purchaser shall promptly notify the Seller of any right to receive or actual receipt of any amount by way of repayment of Tax or interest on overpaid Tax or repayment supplement (and for the avoidance of doubt references to Tax in this Paragraph 7 include, without limitation, VAT), being an amount to which any Target Company is or becomes entitled or receives in respect of an event occurring or period (or part period) prior to the Economic Date, where or to the extent that such amount is not a payment or Relief to which Paragraph 11 below applies or is not a Purchaser's relief (a TAX REFUND).

7.2 Any Tax refund actually obtained after Closing, whether by repayment or set off (and less any reasonable costs of obtaining it and any actual Tax suffered in respect of it) shall be dealt with as follows:

(a) the amount of the Tax refund shall be set against any payment then due from the Seller under this Schedule 8 or for breach of any Tax Warranty; and

(b) to the extent that there is an excess such surplus shall be carried forward to set against other claims under this Schedule or for breach of any Warranty.

8.     SECONDARY LIABILITIES

8.1 The Purchaser covenants with the Seller to pay to the Seller an amount equivalent to any Tax or any amount on account of Tax which any member of the Retained Group is required to pay as a result of a failure by a Target Company, or any other member of the Purchaser's Group, to discharge that Tax.

8.2    The covenant contained in Paragraph 8.1 shall:

(a) extend to any proper costs incurred in connection with such Tax or a claim under Paragraph 8.1 ;

(b) not apply to Tax to the extent that the Purchaser could claim payment in respect of it under Paragraph 2.1 (or would have been able to claim but for Paragraph 3.1(a) of Schedule 8 of this Agreement), except to the extent a payment has been made pursuant to Paragraph 2.1 and the Tax to which it relates was not paid by the Target Company concerned;

(c) not apply to Tax to the extent it has been recovered under any relevant statutory provision (and the Purchaser or the Seller, as the case may be, shall procure that no such recovery is sought to the extent that payment is made hereunder).

8.3 Paragraphs 9.1, 9.2 and 10 (conduct of disputes and due date for payment) shall apply to the covenant contained in Paragraphs 8.1 as they apply to the covenants contained in Paragraph 2.1, replacing references to the Seller by the Purchaser (and vice versa) where appropriate, and making any other necessary modifications.

9.     NOTIFICATION OF CLAIMS AND CONDUCT OF DISPUTES

9.1 If the Purchaser or any Target Company become aware of any Tax claim, the Purchaser shall give notice to the Seller of that Tax claim (including such detail of such Tax claim, the due date for any payment, the time limits for any appeal and the amount of the claim under this Schedule 8 or under the Tax Warranties in respect thereof as is practicable) as soon as possible (and in any event not more than 30 days after the Purchaser or the Target Company concerned becomes aware of such claim). The Purchaser shall take (or procure that the Target Company shall take) such action as the Seller may request being a request which the Seller considers in good faith to be necessary to avoid, dispute, resist, appeal, compromise or defend any Tax claim (whether notified by the Purchaser, or being a Tax claim of which the Seller was already aware) and any adjudication in respect thereof. The Seller shall be kept fully informed of any actual or proposed developments (including any meetings) and shall be provided with copies of all correspondence and documentation relating to such Tax claim or action, and such other information, assistance and access to records and personnel as it reasonably requires.

9.2 The Seller shall within 10 Business Days reimburse to the Purchaser its reasonable costs and expenses properly incurred in connection with any such action or proceedings as are referred to in Paragraph 9.1.

9.3 Subject to Paragraph 9.4 and except where such action is taken by the Purchaser pursuant to its obligations to the Seller in Paragraphs 12 and 13, the Purchaser shall procure that no Tax claim, action or issue in respect of which the Seller could be required to make a payment under this Schedule or for breach of any Tax Warranty is settled or otherwise compromised without the Seller's prior written consent, such consent not to be unreasonably withheld or delayed, and the Purchaser shall, and shall procure that each Target Company and any of its advisers shall, not submit any correspondence or return or send any other document to any Tax authority where the Purchaser or any such person is aware or should reasonably be expected to be aware that the effect of submitting such correspondence or return or sending such document would or could be to put such Tax authority on notice of any matter which could give rise to, or could increase, a claim under this Schedule 8 or for breach of any Tax Warranty, without first affording the Seller a reasonable opportunity to comment thereon and without taking account of such comments so far as it is reasonable to do so.

9.4 If the Seller does not request the Purchaser to take any appropriate action within 30 Business Days of notice to the Seller or fails to reimburse the Purchaser and the relevant Target Company as required pursuant to this Clause for their costs, the Purchaser shall be free to satisfy or settle the relevant Tax liability on such terms as it may reasonably think fit.

9.5 The Purchaser shall not be required to comply with any request by the Seller under this Paragraph 9 which involves contesting any assessment of Tax of a Target Company over (pound)1million before any court or appellate body (including any tribunal) unless they have been advised in writing (at the expense of the Seller) by leading tax counsel (of at least ten years standing) selected by the Purchaser from three options provided by the Seller that an appeal against any such assessment would on the balance of probabilities be won by the relevant Target Company;

10.    DUE DATE OF PAYMENT AND INTEREST

10.1 Subject to Paragraph 10.2 the Seller shall pay to the Purchaser any amount payable under Paragraph 2 of this Schedule on or before the date ten Business Days after demand is made therefor by the Purchaser (the DEMAND DATE) save that where the amount payable under Clause 2 is in respect of a liability to make an actual payment of or in respect of Tax to a Tax authority that date for payment shall be the later of the demand date and two Business Days before the first date on which the Tax in question becomes recoverable by the Tax authority demanding the same. Provided that:

(a) if the date on which the Tax can be recovered is deferred following application to the relevant Tax authority, the date for payment by the Seller shall be two Business Days before such later date when the amount of Tax is finally and conclusively determined (and for this purpose, an amount of Tax shall be deemed to be finally determined when, in respect of such amount, an agreement under section 54 of the Taxes Management Act 1970 or any legislative provision corresponding to that section is made, or a decision of a court or tribunal is given or any binding agreement or determination is made, from which either no appeal lies or in respect of which no appeal is made within the prescribed time limit); and

(b) if a payment or payments to the relevant Tax authority prior to the date otherwise specified by this Paragraph would avoid or minimise interest or penalties, the Seller may at its option pay the whole or part of the amount due to the Purchaser on an earlier date or dates, and the Purchaser shall procure that the Tax in question (or the appropriate part of it) is promptly paid to the relevant Tax authority.

The Seller may, with the Purchaser's consent, not to be unreasonably withheld or delayed, make a direct payment in respect of the Tax liability in question to the relevant Tax authority (including through use of certificates of Tax deposit or the equivalent) and the Seller's liability to the Purchaser shall be treated as reduced or eliminated accordingly.

10.2 Where a claim under Paragraph 2 of this Schedule relates to the use or set off of a Purchaser's relief, the Seller shall pay to the Purchaser the amount due under this Schedule in respect thereof on the later of the date which is two Business Days before the first date on which actual Tax which would not have been payable but for such use or set off becomes recoverable by the Tax authority demanding the same, and ten Business Days after demand is made therefor by the Purchaser such demand to be accompanied by reasonably sufficient evidence of such use or set off and of such Tax liability.

10.3 Any sum not paid by the Seller on the due date for payment specified in Paragraph 10.1 or 10.2 shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at a rate of 4.5% per annum from the due date to and including the day of actual payment of such sum, provided that such interest shall not accrue to the extent that the Seller's liability under Paragraph 2 or Paragraph 5 extends to interest or penalties arising after the due date. Any interest due under this Paragraph shall be paid on the demand of the Purchaser on or following the date of payment of such sum.

11.    RECOVERY FROM THIRD PARTIES/TAX SAVINGS

11.1 If any actual payment is made by the Seller under this Schedule or for breach of any Tax Warranty in respect of a Tax liability and the Purchaser or any Target Company (or any person connected with either of them) either receives, or is entitled to recover or obtain, from any person (other than the Purchaser or any Target Company or any such connected person) a payment or Relief (other than a Purchaser's relief) which would not have arisen but for the Tax liability or other matter in question or the circumstances giving rise to such payment (including without limitation in circumstances where a payment under this Schedule is made in respect of a Tax liability which arises because a deduction or other Relief assumed to be available in preparing the Final Closing Statement is in fact available only in a subsequent period or periods), then:

(a) the Purchaser shall notify the Seller of that fact as soon as practicable after the Purchaser or any member of the Purchaser's Group becomes aware of such receipt or entitlement and if so required by the Seller shall (at the Seller's expense) take (or shall procure that the Target Company or other person concerned shall take) such action as the Seller may reasonably request to enforce such recovery or to obtain such payment or Relief (keeping the Seller fully informed of the progress of any action taken and providing it with copies of all relevant correspondence and documentation); and

(b) if the Purchaser or the Target Company or other person concerned receives or obtains such a payment or Relief, the Purchaser shall pay to the Seller the amount received or the amount that the Purchaser or the Target Company or other person concerned has saved by virtue of the payment or the Relief (less any reasonable costs of recovering or obtaining such payment or Relief and any Tax actually suffered thereon) (the BENEFIT) to the extent that the amount of the Benefit does not exceed the aggregate payments previously made by the Seller under this Schedule 8 and for breach of any Tax Warranty, and except where any amount so saved would otherwise have given rise to a claim under this Schedule 8, or for breach of any Tax Warranty (in which event there shall be no obligation for the Purchaser to make a payment in respect of such Benefit). Any amount of the Benefit not so paid to the Seller shall be carried forward and set off against any future claims under this Schedule 8, or for breach of any Tax Warranty.

11.2   Any payment required to be made by the Purchaser pursuant to Paragraph
11.1 shall be made:

(a) in a case where the Purchaser or Target Company or other person concerned receives a payment, within five Business Days of the receipt thereof; and

(b) in a case where the Purchaser or Target Company or other person concerned obtains a Relief, on the date on which Tax would have become recoverable by the appropriate Tax authority but for the use of such Relief.

11.3 The Purchaser shall procure that any such Relief as is referred to in Paragraph 11.2(b) is used as soon as reasonably practicable (although the Purchaser shall be entitled to use a Purchaser's relief in priority). The Seller shall be entitled to require that the Target Company's and/or other person's auditors shall certify the amount and date of use of such relief for the purposes of this Paragraph 11

11.4 Any sum not paid by the Purchaser on the due date of payment specified in Paragraph 11.2 shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at a rate per annum equal to the rate of 4.5% per annum from the due date to and including the day of actual payment of such sum compounded six monthly. Such interest shall be paid on the demand of the Seller.

12.    MANAGEMENT OF PRE-COMPLETION TAX AFFAIRS

INTERPRETATION

12.1   In this Paragraph 12 and in Paragraph 13:

ACCOUNTING PERIOD means any period by reference to which any income, profits or gains, or any other amounts relevant for the purposes of Tax, are measured or determined;

PRE-COMPLETION TAX AFFAIRS means the Tax affairs of the Target Companies for which the Seller is responsible under this Paragraph 12;

TAX DOCUMENTS means the tax returns, claims and other documents which the Seller is required to prepare on behalf of the Target Companies under Paragraphs 12.2(a) and 12.2(b);

TAX RETURN means any return required to be made to any Tax authority of income, profits or gains or of any other amounts or information relevant for the purposes of Tax, including any related accounts, computations and attachments; and

TIME LIMIT means the latest date on which a tax document can be executed or delivered to a relevant Tax authority either without incurring interest or a penalty, or in order to ensure that such tax document is effective.

RIGHTS AND OBLIGATIONS OF THE SELLER

12.2 Subject to and in accordance with the provisions of this Paragraph 12 the Seller or its duly authorised agents shall, in respect of all accounting periods ending on or before Closing, and at its own cost:

(a) prepare and submit the tax returns of the Target Companies for the purposes of Tax;

(b) prepare and submit on behalf of the Target Companies all claims, elections, surrenders, disclaimers, notices and consents for the purposes of Tax; and

(c) deal with all matters relating to Tax which concern or affect any Target Company including the conduct of all negotiations and correspondence and the reaching of all agreements relating thereto or to any tax documents, but excluding payment of Tax.

12.3 The Seller or its duly authorised agents shall deliver all tax documents which are required to be signed by or on behalf of any Target Company to the Purchaser for authorisation and signing. If a time limit applies in relation to any tax document, the Seller shall ensure that the Purchaser receives the tax document no later than 10 Business Days before the expiry of the time limit.

12.4   The Seller shall procure that:

(a) the Purchaser receives copies of all written correspondence with any Tax authority insofar as it is relevant to the pre-Completion tax affairs;

(b) the Purchaser is afforded the opportunity to comment on any material tax document prior to its submission to the relevant Tax Authority and that its comments are considered by the Seller acting in good faith (although nothing in this Paragraph 12 shall oblige the Seller to take such comments into account); and

(c) no tax document is submitted to any Tax authority which is not, in the opinion of the Seller (or its advisers) acting in good faith, true and accurate in all respects, and not misleading.

OBLIGATIONS OF THE PURCHASER

12.5   The Purchaser shall procure that:

(a) the Seller and its duly authorised agents are afforded such access (including the taking of copies) to the books, accounts and records of the Target Company and such other assistance as it or they reasonably require to enable the Seller to discharge its obligations under Paragraph
       12.2 and to enable the Seller and any member of the Retained Group to comply with its own Tax obligations or facilitate the management or settlement of its own Tax affairs;

(b) the Seller is promptly sent a copy of any communication from any Tax authority insofar as it relates to the pre-Completion tax affairs;

(c) no voluntary action is taken by any Target Company after Closing (whether by disclaiming any Relief, withdrawing or revoking any claim or consent or otherwise) which would or is likely adversely to affect the Tax position of the Seller (or cause any member of the Retained Group to incur a Tax liability envisaged by Paragraph 8) and the Purchaser further undertakes to not liquidate the Target Companies immediately after Closing;

(d) there is given to such person or persons as may for the time being be nominated by the Seller in writing authority to conduct pre-Completion Tax affairs, and that such authority is confirmed to any relevant Tax authority.

12.6 The Purchaser shall (subject to Paragraph 12.7 below) be obliged to procure that each Target Company shall cause any tax document delivered to it under Paragraph 12.3 to be authorised and signed without delay and without amendment, and returned to the Seller for submission without delay (and in any event within any relevant time limit).

RIGHTS OF THE PURCHASER

12.7 The Purchaser shall be under no obligation to procure the authorisation or signing to a Tax authority of any tax document delivered to it under this Paragraph which it considers in its reasonable opinion to be incorrect, false or misleading in a material respect, but for the avoidance of doubt shall be under no obligation to make any enquiry as to the completeness or accuracy thereof and shall be entitled to rely entirely on the Seller and its agents.

13.    MANAGEMENT OF OTHER TAX AFFAIRS

13.1 Subject to Paragraph 9 and to the following sub-Paragraphs, the Purchaser or its duly authorised agents shall have sole conduct of all Tax affairs of the Target Companies which are not pre-Completion tax affairs and shall be entitled to deal with such Tax affairs in any way in which it, in its absolute discretion, considers fit.

13.2 In respect of any accounting period for Tax purposes commencing prior to Closing and ending after Closing (the STRADDLE PERIOD) the Purchaser shall procure that the tax returns of each Target Company shall be prepared on a basis which is consistent with the manner in which the tax returns of the Target Companies were prepared for all accounting periods ending prior to Closing so far as legally permissible.

13.3 The Purchaser shall procure that each Target Company provide to the Seller all tax returns for Tax purposes relating to the Straddle Period no later than 20 Business Days before the date on which such tax returns are required to be filed with the appropriate Tax authority without incurring interest or penalties. The Seller shall be entitled to make reasonable comments in respect of such return and the Purchaser shall take account of those comments unless the amendments requested by the Seller would place the relevant Target Company in breach of any law, result in it making a return which is incorrect, false or misleading in a material respect or if it would materially increase the post Closing Tax liabilities of the Target Companies and shall, subject as aforesaid, procure that such tax return is signed and submitted to the relevant Tax authority as amended provided that the Purchaser or relevant Target Company shall not do anything in respect of the tax returns which prejudices the availability of any Relief warranted in Paragraphs 6 and 8 of Part D of Schedule 2.

13.4 The Seller shall provide such assistance as the Purchaser shall reasonably request in preparing all tax returns relating to the Straddle Period.


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

14.    VAT

14.1 In this Paragraph "Seller's VAT Group" means a group of companies registered as a group, pursuant to section 43 VATA 1994 under VAT reference 830947615 of which EnCana (U.K.) Limited is the representative member.

14.2 The Seller and the Purchaser shall co-operate to procure that the Seller leaves the Seller's VAT Group as of Closing, so far as it is still a member.

14.3 The Seller (as a member of the Seller's VAT Group) shall contribute to EnCana (U.K.) Limited such proportion of any VAT for which EnCana (U.K.) Limited is accountable as is properly attributable to supplies, acquisitions and importations (supplies) made by the Seller whilst a member of the Seller's VAT Group (less such amount of deductible input tax as is properly attributable to such supplies), such contribution to be made in cleared funds on the day which is the later of two Business Days after demand is made therefore, and two Business Days before the day on which EnCana (U.K.) Limited is required to account for such VAT to HM Customs & Excise (or if relevant the Inland Revenue). The Purchaser shall pay or shall procure that EnCana (U.K.) Limited shall pay to the Seller an amount equivalent to any repayment of VAT received by EnCana (U.K.) Limited from HM Customs & Excise (or if relevant the Inland Revenue) or of any VAT credit obtained by reference to an excess of deductible input tax over output tax that is in each case properly attributable to supplies made to and by the Seller whilst a member of Seller's VAT Group, promptly after its receipt by, or offset against a liability of EnCana (U.K.) Limited.

15.    LOSSES AND ALLOWANCES

1 JANUARY 2004

15.1 If on the sixth anniversary of Closing it has been determined by the auditors of EnCana (U.K.) Limited for the time being that:

(i) the amount of trading losses for the purposes of corporation tax which were available to the Company for carry forward as at 1 January 2004 was less than (pound)90,223,327; and/or

(ii) the amount of the Capital Allowances Pool as at 1 January 2004 was less than (pound)33,540,343,

the amount of the shortfall in aggregate (less (pound)12,380,000) shall be the "A Shortfall". Within 10 Business Days after and following receipt of written notice of the A Shortfall to the Seller by the Purchaser (accompanied by reasonably sufficient evidence of the A Shortfall), the Seller shall pay to the Purchaser an amount equal to the A Shortfall multiplied by the corporation tax rate (including supplemental charge) on the sixth anniversary of Closing ("the A Shortfall Payment").

15.2 If on or before the A Shortfall Payment is made by the Seller to the Purchaser an amount has already been paid by the Seller to compensate for a breach of the Tax Warranty in Paragraph 6 of Part D of Schedule 2 ("the Allowances

Warranty"), the A Shortfall Payment shall be reduced by an amount equal to the amount already paid in respect of such breach (but disregarding any amount thereof which is attributable to interest, penalties, costs or expenses). Once a payment has fallen due under this Paragraph, the Seller shall be under no further liability under this Paragraph or for a breach of the Allowances Warranty.

15.3 If the Purchaser liable to Tax on receipt of the A Shortfall Payment from the Seller the Purchaser shall be responsible for such Tax (and notwithstanding any other provision of this Agreement the Seller shall have no liability under this Agreement or otherwise in respect of such Tax).

1 OCTOBER 2004

15.4 If on the sixth anniversary of Closing it has been determined by the auditors of EnCana (U.K.) Limited for the time being that the amount of trading losses for the purposes of corporation tax which were available to the Company for carry forward as at 1 October 2004 (on the assumption that 30 September 2004 was the end of an accounting period) was less than (pound)159,000,000 (in addition to the amount dealt with in Paragraph 16.1 above), the amount of the shortfall in aggregate (less (pound)31,800,000) shall be the "B Shortfall". Within 10 Business Days after and following receipt of written notice of the B Shortfall to the Seller by the Purchaser (accompanied by reasonably sufficient evidence of the B Shortfall), the Seller shall pay to the Purchaser an amount equal to the B Shortfall multiplied by the corporation tax rate (including supplemental charge) on the sixth anniversary of Closing ("the B Shortfall Payment").

15.5 If on or before the B Shortfall Payment is made by the Seller to the Purchaser an amount has already been paid by the Seller to compensate for a breach of the Tax Warranty in paragraph 8 of Part D of Schedule 2 ("the Losses Warranty"), the B Shortfall Payment shall be reduced by an amount equal to the amount already paid in respect of such breach (but disregarding any amount thereof which is attributable to interest, penalties, costs or expenses). Once a payment has fallen due under this Paragraph, the Seller shall be under no further liability under this Paragraph or for a breach of the Losses Warranty.

15.6 If the Purchaser liable to Tax on receipt of the B Shortfall Payment from the Seller the Purchaser shall be responsible for such Tax (and notwithstanding any other provision of this Agreement the Seller shall have no liability under this Agreement or otherwise in respect of such Tax).

15.7 The Purchaser shall not be entitled to recover any amount in respect of any Relief pursuant to Paragraph 15.4 to the extent that the Purchaser has already recovered an amount in respect of the same Relief under Paragraph 15.1 and vice versa.

16.    WAIVER

The rights and remedies of the parties under this Schedule shall not be affected, and the parties' liabilities under this Schedule shall not, subject to compliance with any applicable notice requirements of this agreement, be released, discharged or impaired, by expiry of any limitation period prescribed by law.

                                   SCHEDULE 9

                              FINANCIAL ADJUSTMENTS

                                     PART A


1.     BASIS OF PREPARATION

1.1 The Share Consideration and the Debt Consideration shall be calculated with reference to the Final Closing Statement which shall be prepared in UK Pounds Sterling in the format set out in Part C of this Schedule 9 and on the basis of the amounts recorded in the Final Closing Statement converted to US dollars at the rate set out in Paragraph 1.4 below. Any asset or liability may be reflected only once within the Final Closing Statement.

1.2 The Final Closing Statement shall comprise the consolidated individual net asset statements of the Target Companies which shall be prepared on the basis set out in Paragraph 1 of Part A of this Schedule and in accordance with the Accounting Policies set out in Section 2 of Part A of this Schedule and in the form set out in Part B of this Schedule.

1.3 The Final Closing Statement shall be prepared as at the close of business on the Economic Date. The Final Closing Statement shall be drawn up excluding any effect of the change of control of the Target Companies contemplated by this agreement as if the Target Companies had remained under the ultimate control of the Seller. In preparing the Final Closing Statement, no account shall be taken of events taking place after the 60 Business Days period for preparing the Final Closing Statement. In preparing the Final Closing Statement, regard shall be had to information available to the Parties up to the date of the delivery of the draft Final Closing Statement to the Seller in accordance with Clause 2.6. In reaching agreement on the Final Closing Statement, the Parties may take into account information available up to the time of the Seller's agreement of any disputed amounts.

1.4 Notwithstanding Clause 2.13 of the Agreement, for the purpose of this Schedule, amounts denominated in currencies other than UK Pounds Sterling shall be converted to UK Pounds Sterling at the rates applied in the preparation of the September 2004 Management Accounts on the Closing Date which for the avoidance of doubt used a US Dollar to UK Pounds Sterling exchange rate of
1.8101 to 1.

1.5 For the purposes of this Schedule a positive number is an asset and a negative number, indicated by brackets, is a liability.

2.     ACCOUNTING POLICIES

2.1 The Final Closing Statement shall be prepared in accordance with the policies that appear, and in the order shown, below:

(a)    the specific accounting policies set out in 2.2 below;


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

(b) to the extent not inconsistent with Paragraph 2.1(a) in accordance with the accounting policies, procedures and practices of the Company as applied in preparation of the September 2004 Management Accounts; and

(c) to the extent not inconsistent with Paragraphs 2.1(a) and 2.1(b) in accordance with Canadian GAAP

2.2 The specific accounting policies to be applied in preparing the Final Closing Statement are as follows:

(a) The Final Closing Statement line items referred to in Part B of this Schedule shall be extracted from the September 2004 Management Accounts as follows:

                                                         MANAGEMENT ACCOUNTS
       LINE ITEM       DESCRIPTION                       OBJECT ACCOUNTS
       -------------------------------------------------------------------------
           A           Fixed Assets                      2515, 2525, 2530, 2535,
                                                         2670, 2671, 2672, 2673,
                                                         2674, 2675, 2676, 2677,
                                                         2678, 2679, 2680, 2681,
                                                         2700, 2705, 2715, 2720,
                                                         2735, 2740, 2750, 2762,
                                                         2801, 2805, 2820, 2830,
                                                         2835

           B           Investments                       -

           C           Cash                              1010, 1020, 1030, 1040,
                                                         1070

           D           Inventory - Scott Exploration     2010

           E           Inventory - Products              1230, 1235

           F           A/R VAT, Net                      1130, 1132, 3045

           G           A/R                               1101, 1115, 1145

           H           A/R Blackfriars                   1101

           I           Other Assets/Prepayments          1110, 1205, 1155

           J           Accounts Payable                  3005, 3020, 3030, 3080

           K           Corporate Income Taxes            3055

           L           Intra-Group Payables and
                       Loan Notes                        1137, 1140, 4030

           M           Provisions                        4201, 4050
       -------------------------------------------------------------------------

(b) Line Item I, Other Assets/Prepayments, may be adjusted to exclude prepaid insurance relating to insurance coverage which will be terminated from the Closing Date.

                                     PART B

                       FORM OF THE FINAL CLOSING STATEMENT


DESCRIPTION                                                              AMOUNT
--------------------------------------------------------------------------------
Fixed Assets                                                                  A

Investments                                                                   B

Cash                                                                          C

Inventory - Scott & Exploration                                               D

Inventory Products                                                            E

Accounts Receivable VAT, net                                                  F

Accounts Receivable                                                           G

Accounts Receivable Blackfriars                                               H

Other Assets/Prepayments                                                      I

Accounts Payable                                                             (J)

Corporate Income Taxes                                                       (K)

Working Capital                                         comprising the total of
                                                              C+D+E+F+G+H+I+J+K

Intra-Group Payables                                                         (L)

Provisions                                                                   (M)

                                     PART C

                 INTERIM STATEMENT AND CLOSING STATEMENT FORMAT

                                     (US $)

DESCRIPTION                                               A                    B                  C
                                           CLAUSE      INTERIM          FINAL CLOSING      FINAL CLOSING
                                        REFERENCE      CLOSING            STATEMENT           AMOUNTS
                                                      STATEMENT                                 C=A-B
Initial Price                               2.1(a)   2,100,000,000      2,100,000,000             0

Holdings Loan                            2.1(a)(i)    (300,000,000)      (300,000,000)            0

Intra-Group Payables as at              2.1(a)(ii)     (89,662,524)           [ ]                [ ]
Economic Date


Economic Date



Economic Date

Economic Date Working Capital          2.1(a)(iii)      12,440,350            [ ]                [ ]

Interest Payable                        2.1(a)(iv)      10,087,667            [ ]                [ ]
                                         2.1(a)(v)         104,609            [ ]                [ ]
                                       2.1(a)(vii)      (1,194,583)           [ ]                [ ]

Redemption Sum                          2.1(a)(vi)           -                 -                  -
                                                     -------------      -------------       -------------

Closing Price                                        1,731,775,519

Share Consideration                                                            E
                                                                        =============

Final Closing Share Amount                                                                        F
                                                                                            =============

Deposit                                               (200,000,000)

                                                     =============
PAYMENT AT CLOSING                            2.5    1,531,775,519
                                                     =============

DEBT AMOUNT

Holdings Loan                               2.1(b)     300,000,000

Holdings Loan Accrued Interest              2.1(b)       4,582,500
                                                     -------------

Holdings Loan Consideration                            304,582,500

Estimated Debt Consideration                2.1(c)     122,267,835

Debt Consideration                                                             G

Final Closing Debt Amount                                                                         H

                                                     =============
CLOSING DEBT AMOUNT                                    426,850,335
                                                     =============

                                  SCHEDULE 10

                                INTERPRETATION

1. In this Agreement, the following words and expressions shall have the following meanings:

ACCOUNTS means:

in relation to any financial year of each Target Company:

(a) the audited balance sheet of the company (and, where relevant, the audited consolidated balance sheet of the company and its subsidiary undertakings) as at the Accounts Date in respect of that financial year; and

(b) the audited profit and loss account of the company (and, where relevant, the audited consolidated profit and loss account of the company and its subsidiary undertakings) as at the Accounts Date in respect of that financial year; and

each in the Agreed Form together with any notes, reports, statements or documents included in or annexed or attached to them;

ACCOUNTS DATE means 31 December;

ADDITIONAL OIL ALLOWANCE has the meaning given in Clause 9.2;

AFFECTED PARTY has the meaning given in Paragraph 7 of Schedule 6;

AFFILIATE means in relation to any party, any subsidiary undertaking or parent undertaking of that party and any subsidiary undertaking of any such parent undertaking, in each case from time to time;

AGREED FORM means, in relation to a document relating to this Agreement, the form of that document which has been initialled on the date of this Agreement for the purpose of identification by or on behalf of the Seller and the Purchaser (in each case with such amendments as may be agreed in writing by or on behalf of the Seller and the Purchaser);

AGREED FORM DOCUMENTS means the documents in the Agreed Form;

AGREED INTEREST RATE means the rate of interest equal to 3.5 per cent. per annum;

AGREEMENT means this Agreement including its Schedules;

AMERADA HESS SALE AGREEMENT means the sale and purchase agreement entered into between the Company and Amerada Hess Limited dated 6 June 2003;

APPROVALS has the meaning given in Part A to Schedule 2;

BP SALE AGREEMENT means the sale and purchase agreement entered into between the Company and Amoco U.K. Exploration Company, dated 1 December 1999;

BUSINESS DAY means a day (other than a Saturday or Sunday) on which banks generally are open in London and Canada for the transaction of normal banking business;

BUZZARD FIELD means the Buzzard Field located in UKCS Licences P.928 South and P.986, in Quadrants 19 and 20;

CANADIAN GAAP means the generally accepted accounts principles and practices which are in effect from time to time in Canada, as determined by the Accounting Standards Board of the Canadian Institute of Chartered Accountants.

CAPITAL ALLOWANCES POOL means in respect of the Company/Target Companies the aggregate of the pools of qualifying expenditure within the provisions of Part 2 and Part 5 of the Capital Allowances Act 2001 as at 1 January 2004;

CAUSE means the material breach by an Employee of his terms and conditions of employment with the Company, the Seller or any other Purchaser Company.

CLAIM means any claim under, or for breach of, this Agreement but excluding a Tax Demand;

CLOSING means completion of the sale and purchase of the Shares in accordance with the provisions of this Agreement;

CLOSING DATE has the meaning given in Clause 5.1;

CLOSING PRICE means an amount specified as being the Closing Price in column A of Part C of Schedule 9;

COMPANY 2004 BUDGET means the budget of the Company as approved by the board of the directors of the Company;

CONDITIONS means the conditions to Closing set out in Clause 3.1, and CONDITION shall be construed accordingly;

CONFIDENTIAL INFORMATION has the meaning given in Clause 20;

CONNECTED PERSONS means (in relation to the Seller or the Purchaser) the Affiliates of that Party and the directors, officers, employees, agents and advisers of that Party or any of its Affiliates;

CONSIDERATION means the aggregate of the Share Consideration, the Debt Consideration and the Holdings Loan Consideration;

COSTS means losses, damages, costs (including reasonable legal costs) and expenses (including Taxation), in each case of any nature whatsoever but not including any indirect or consequential losses or exemplary or punitive damages;

CUMULATIVE OIL ALLOWANCE means the cumulative volume of oil allowance utilised to date in petroleum revenue tax assessments for the Scott Field made in respect of the 40.986% interest currently held by the Company (and including oil allowance utilised in assessments made on companies from whom the 40.986% interest was acquired by the Company) and which is estimated at 2,914,042 metric tonnes for all chargeable periods up to and including that chargeable period ended on 30 June 2004;

DEBT ASSIGNMENT DEED means the deed in the Agreed Form assigning the Intra-Group Debt between the Seller and the Purchaser;

DEBT CONSIDERATION has the meaning given in Clause 2.1(c);

DECOMMISSIONING LIABILITIES means any and all claims, costs, charges, expenses, liabilities or obligations incurred in relation to decommissioning and/or removing and making safe all of the property related to the UK Business (including but not limited to platforms, pipelines, plant, machinery, wells, facilities and all other offshore and onshore installations and structures) whether such claims, costs, charges, expenses, liabilities or obligations are incurred under or pursuant to any of the Licensed Interest Documents or in relation to any operations under any former licences and/ or under each and any operating agreement or other licensed interest document to which a Target Company was a party or under statutory, common law or other obligation and including, without limitation, any residual liability for anticipated and/or necessary continuing insurance, maintenance and monitoring costs;

DEFAULT INTEREST RATE means the Agreed Interest Rate plus 1 per cent;

DEPOSIT means $200,000,000 (two hundred million dollars);

DESIGNATED SITES means Aker Verdal (Norway), Dragados (Spain) and Burnt Island (Scotland);

DISCLOSED DOCUMENTS means the documents relating to the Target Companies as listed in the index attached to the Disclosure Letter, such index being in Agreed Form;

DISCLOSURE LETTER means the letter in the Agreed Form from the Seller to the Purchaser executed and delivered by the Seller immediately before the signing of this Agreement together with a supplemental letter in the Agreed Form from the Seller to the Purchaser executed and delivered by the Seller immediately before signing this Agreement in respect of Paragraph 1.1(e) of Part A of Schedule 2;

DISPUTED AMOUNTS has the meaning given in Clause 2.6;

DOLLARS or $ means the lawful currency of the United States of America;

DUE DATE has the meaning given in Clause 16.3;

ECONOMIC DATE means 00:01 hours (London time) on 1 October 2004;

ECONOMIC DATE DEBT means the aggregate amount of the Intra-Group Payables;

ECONOMIC DATE WORKING CAPITAL means the amount of the Working Capital at the close of business on 30 September 2004;

EMPLOYEE MATTERS has the meaning given in Paragraph 5(e) of Schedule 3;

EMPLOYEES means those employees employed by the Target Companies at the date of this Agreement together with additional employees recruited by the Target Companies prior to Closing with the express prior written agreement of the Purchaser and excluding Employees who are no longer employed by the Target Company at the Closing Date and Employee shall be construed accordingly;

ENCUMBRANCE means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above;

ENTERPRISE SALE AGREEMENT means the sale and purchase agreement entered into between the Company and Enterprise Oil Limited dated 18 December 2003;

ENVIRONMENT means all or any of the following media, namely air (including the air within buildings or other natural or man-made structures above or below ground), water or land;

ENVIRONMENTAL LAWS means all international, European Union, national, state, federal, regional or local laws (including common law, statute law, civil and criminal law) from time to time which relate to Environmental Matters;

ENVIRONMENTAL LIABILITIES means any and all claims, costs, charges, expenses, liabilities or obligations in respect of the UK Business under any Environmental Laws or in relation to cleaning up, decontamination of, removing and disposing of debris or any property (including, but not limited to, platforms, pipelines, plant, machinery, wells, facilities and all other offshore and onshore installations and structures) from and for reinstating any area of land, foreshore or seabed, wherever situated, whether such claims, costs, charges, expenses, liabilities or obligations are incurred under or pursuant to any of the Licensed Interest Documents or in relation to any operations under any former licences and/ or under each and any operating agreement or other licensed interest document to which a Target Company was a party or under any Environmental Laws or other obligation and including, without limitation, any residual liability for anticipated and/or necessary continuing insurance, maintenance and monitoring costs and ENVIRONMENTAL LIABILITY shall be construed accordingly;

ENVIRONMENTAL MATTERS has the meaning given in Paragraph 5(d) of Schedule 3;

ESTIMATED DEBT CONSIDERATION has the meaning given in Clause 2.4(e);

FIELD DEVELOPMENT PLAN means the development plan for the Buzzard Field approved by the Secretary;

FINAL CLOSING DEBT AMOUNT means the amount marked `H' in column C of Part C of
Schedule 9, being the amount resulting from the subtraction of the amount marked

`G' in column B in such Part C from the amount of US$122,267,835 set out in column A in such Part C;

FINAL CLOSING SHARE AMOUNT means the amount marked `F' in column C of Part C of
Schedule 9 being the amount resulting from the subtraction of the amount marked `E' in column B of such Part C from the amount of US$1,731,775,519 (being the Closing Price) set out in column A in such Part C;

FINAL CLOSING AMOUNTS being the Final Closing Share Amount and Final Closing Debt Amount being the amounts specified in Part C of Schedule 9;

FINAL CLOSING STATEMENT has the meaning given in Clause 2.6;

FINANCIAL DEBT means borrowings and indebtedness in the nature of borrowing (including by way of acceptance credits, discounting or similar facilities, loan stocks, bonds, debentures, notes, overdrafts or any other similar arrangements the purpose of which is to raise money) owed to any banking, financial, acceptance credit, lending or other similar institution or organisation;

FULL TITLE GUARANTEE means with the benefit of the implied covenants set out in
Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 when a disposition is expressed to be made with full title guarantee;

GOVERNMENTAL ENTITY means, in relation to anywhere in the world, any supra-national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the European Union;

HOLDING COMPANY means any company which holds a majority of the voting rights in another company, or which is a member of another company and has the right to appoint or remove a majority of its board of directors, or which is a member of another company and controls a majority of the voting rights in it under an agreement with other members;

HOLDINGS LOAN means the loan arising pursuant to the facility agreement dated 24 February 2004 between the Company and the Seller;

HOLDINGS LOAN ASSIGNMENT DEED means the deed in the Agreed Form assigning the Holdings Loan between the Seller and the Purchaser;

HOLDINGS LOAN CONSIDERATION has the meaning given in Clause 2.1(b);

INDEMNITY CLAIM means a claim by the Purchaser or the Company under Clauses 8.2, 8.3, 8.5 or 9;

INITIAL PRICE has the meaning given in Clause 2.1(a);

INSTITUTE OF CHARTERED ACCOUNTANTS means the body of the Institute of Chartered Accountants in England and Wales with its registered office at Chartered Accountants' Hall, PO Box 433, Moorgate Place, London EC2P 2BJ;

INTELLECTUAL PROPERTY RIGHTS or IPR means patents, trade marks, service marks, logos, get-up, trade names, internet domain names, rights in designs, copyright (including rights in computer software) and moral rights, database rights, semi-conductor topography rights, utility models, rights in know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world;

INTERESTS means the Target Companies' interests in and under:

(a)    each Operating Agreement;

(b)    the Licenses,

together in each case with all rights and obligations attaching thereto;

INTERIM CLOSING STATEMENT has the meaning given in Clause 2.4;

INTRA-GROUP DEBT means the Economic Date Debt plus all amounts advanced by any member of the Seller Group to the Target Companies after the Economic Date less, in either case, any amounts repaid to the Seller Group;

INTRA-GROUP PAYABLES means, in relation to each Target Company, any amounts owed as at the Economic Date by that Target Company to any member of the Seller Group (which are not amounts in respect of tax or group relief), but shall exclude the Holdings Loan, and for the purposes of Clause 2.1(a)(ii) only (but in no other context) shall include any amount payable to a third party in the nature of debt and INTRA-GROUP PAYABLE shall be construed accordingly;

IPR MATTERS has the meaning given in Paragraph 5(a) of Schedule 3;

LAST ACCOUNTS means, in relation to any Target Company, the Accounts of that entity in respect of its financial year ended on the Last Accounts Date in the Agreed Form;

LAST ACCOUNTS DATE means 31 December 2003;

LICENSED INTEREST DOCUMENTS means the licences, deeds, agreements, letters and offer documents relating to the interests specified in Annex 1 to this Agreement and, where the context so admits, any one or more of such documents;

LICENSES means the United Kingdom Petroleum Production licences, details of which are set out in Part C of Schedule 1 and, where the context so admits, any one or more of such licences;

LICENCES IN means any material licence of Intellectual Property Rights which has been granted by a third party to a Target Company in relation to its business or any part of it;

LICENCES OUT means any material licence of Intellectual Property Rights which has been granted by a Target Company to a third party;

LONGSTOP DATE means 31 March 2005 or such later date as the Parties may agree;

LOSSES AND EXPENSES means actions, proceedings, losses, damages, liabilities, claims, demands, charges, compensation awards, reasonable costs and expenses including fines, penalties, clean-up costs, legal and other professional fees and any VAT payable in relation to any such matter, circumstances or item, and LOSS AND EXPENSE shall be construed accordingly;

MAC CLAIM has the meaning given in Clause 3.6;

MAC DISAGREEMENT NOTICE has the meaning given in Clause 3.7;

MAC UMPIRE has the meaning given in Clause 3.8;

MATERIAL ADVERSE CHANGE means either of the following events which occurs after the signing of this Agreement and prior to Closing:

(a) destruction of or damage to the whole or part of the Buzzard facilities being constructed at any of the Designated Sites where the repair or replacement cost would exceed 50 per cent. of the total cost expended prior to such event on the construction of the Buzzard facilities at such site; or

(b) destruction of or damage to the facilities for the production of hydrocarbons from the Scott and Telford Fields or transportation of those hydrocarbons from such facilities to the point of entry into (in the case of crude oil) the Forties pipeline system and (in the case of natural gas) to the SAGE pipeline system, such that the aggregate of (i) the repair cost of such damage, and (ii) the projected value of the loss of production in the 6 months immediately following the date of such event which is caused by such damage exceeds $200 million;

MATERIAL CONTRACTS means agreements or contracts under which the relevant Target Company is committed to expenditure over $5,000,000;

OPERATING AGREEMENT means the joint operating agreements and unitisation agreements to which a Target Company is a party;

OPERATOR means the entity appointed operator pursuant to an Operating Agreement;

OPOL means Offshore Pollution Liability Agreement;

PARENT UNDERTAKING has the meaning given in Paragraph 2(m) of Schedule 10;

PARTY or PARTIES means a party or parties to this Agreement;

PENSION ARRANGEMENTS means the personal pension arrangement(s) disclosed in the Disclosed Documents;

PETROLEUM has the meaning given in the Licences;

PLANNING AND ZONING MATTERS means any matter which relates to the construction, demolition, alteration or use of land or the preservation or protection of the national heritage;

PREFERENCE SHARES means the preference shares in the Company as set out in Part A of Schedule 1 (Details of the Company);

PROPERTIES means the freehold and leasehold interests of the Target Companies brief particulars of which are set out in Schedule 7;

PROPOSED TRANSACTION means the transaction contemplated by the Transaction Documents;

PURCHASER GROUP means the Purchaser and its Affiliates from time to time;

PURCHASER OBLIGATION means any representation, warranty or undertaking to indemnify (including any covenant to pay pursuant to the Tax Covenant and any payment under Clause 7) given by the Purchaser to the Seller under this Agreement;

PURCHASER PARENT COMPANY GUARANTEE means the guarantee in the Agreed Form from Nexen Inc. to EnCana Corporation;

PURCHASER'S ACCOUNTANTS means Ernst and Young;

PURCHASER'S BANK ACCOUNT means the Purchaser's bank account at Bank of America, 1850 Gateway Boulevard, Concord, California 94250 USA; account name Nexen Energy Holdings International Limited; account number 12332-19870; Bank Number 121000358; SWIFT code BOFAUS6S or such other bank account as the Purchaser shall notify to the Seller in writing not less than 2 Business Days prior to the date on which the relevant payment is due;

REAL ESTATE MATTERS has the meaning given in Paragraph 5(b) of Schedule 3;

REALLOCATION means in relation to the matters set out in the report entitled EnCana (U.K.) Ltd Scott Telford Allocation issued for comment 15 June 2004 prepared by Ingen Rhomax Engineering:

(a) any net reallocation of production or liftings between the Telford Field and the Scott Field as ultimately judicially determined or agreed between the prospective field owners; and/or

(b) any deemed or notional reallocation of such production or liftings for the purposes of petroleum revenue tax as is either agreed with the Oil Taxation Office or as ultimately judicially determined;

for any period prior to the Economic Date;

REALLOCATION CLAIM means a request, claim or potential claim (including any claim or potential claim from the Oil Taxation Office) arising from or relating to the reallocation of production or liftings between the Telford Field and the Scott Field in relation to the matters set out in the report entitled EnCana (U.K.) Ltd Scott Telford

Allocation Audit issued for comment 15 June 2004 prepared by Ingen Rhomax Engineering for any period prior to the Economic Date;

RECIPIENT has the meaning given in Clause 13.5;

RECORD DATE has the meaning given in Clause 3.4;

REDEMPTION SUM has the meaning given in Clause 2.1(a)(vi);

REGISTERED, in relation to Intellectual Property Rights, includes registrations and applications for registration;

RELIEF means Relief as defined in the Tax Covenant;

REPORTING ACCOUNTANTS has the meaning given in Clause 2.10(h);

REPRESENTATIVES has the meaning given in Clause 20.1;

RETIREMENT BENEFITS means relevant benefits as defined in section 612(1) of the Taxes Act;

SCOTT FIELD means the Scott Field located in Block 15/22 of UKCS Licences P.185 and P.218;

SCOTT TELFORD AGREEMENTS means the Amerada Hess Sale Agreement, the BP Sale Agreement and Enterprise Agreement, or any of them;

SCHEDULES means the Schedules to this Agreement, and SCHEDULE shall be construed accordingly;

SECONDMENT AGREEMENT means the agreement to be signed, if necessary, by EnCana Corporation and the Purchaser at Closing in relation to expatriate employees of EnCana Corporation whose secondment has been requested by the Purchaser;

SECRETARY means the Secretary of State for Trade and Industry or her successor in office any other person for the time being responsible for carrying out the function at present carried out by such persons in respect of the Licences;

SELLER GROUP means the Seller and its Affiliates from time to time but excluding the Target Companies;

SELLER GROUP INSURANCE POLICY has the meaning given in Clause 14.2;

SELLER PARENT COMPANY GUARANTEE means the guarantee in the Agreed Form from EnCana Corporation to Nexen Inc.; SELLER OBLIGATION means any representations, warranty or undertaking to indemnify (including any covenant to pay pursuant to the Tax Covenant and any payment under Clause 7) given by the Seller to the Purchaser under this Agreement;

SELLER'S ACCOUNTANTS means PriceWaterhouse Coopers;

SELLER'S BANK ACCOUNT means the Seller's bank account at Royal Bank of Canada, Main Branch, 339 8th Avenue SW, Calgary, Alberta, Canada; account name: EnCana (U.K.) Holdings Limited; account number: 400-319-0; transit number 00009 Bank number 003; or such other bank account as the Seller shall notify to the Purchaser in writing not less than 2 Business Days prior to the date on which the relevant payment is due;

SELLER'S SOLICITORS means Freshfields Bruckhaus Deringer of 65 Fleet Street, London, EC4Y 1HS;

SEPTEMBER 2004 MANAGEMENT ACCOUNTS means the document entitled the dual currency trial balance organisation 612 in the Agreed Form.

SHARE CONSIDERATION has the meaning given in Clause 2.1(a);

SHARES means the shares comprising the entire issued share capital of the Company;

SUBSIDIARIES means the companies details of which are set out in Part B of
Schedule 1, and SUBSIDIARY means any one of them;

SUBSIDIARY and SUBSIDIARIES means any company in relation to which another company is its holding company;

SURVIVING PROVISIONS means Clauses 13.2 to 13.10 inclusive (Tax), 17 (Announcements), 20 (Confidentiality), 21 (Assignment), 23 (Costs), 24 (Notices), 25 (Conflict with other Agreements), 26 (Entire Agreement), 27 (Waiver, Rights and Remedies), 28 (Contract (Rights of Third Parties) Act 1999),
29.2 and 29.5, 30 (Interpretation), 31 (Governing Law, Jurisdiction and Service of Process) and Schedule 10 (Interpretation);

TARGET COMPANIES means the Company and the Subsidiaries and TARGET COMPANY means any of them;

TAX and TAXATION means Tax as defined in the Tax Covenant;

TAX AUTHORITY has the meaning given in the Tax Covenant;

TAX COVENANT means the covenant relating to tax set out in Schedule 8;

TAX DEMAND means a claim for a breach of any of the Tax Warranties or a claim under the Tax Covenant;

TAXES ACT means Taxes Act as defined in the Tax Covenant;

TAX MATTERS has the meaning given in Paragraph 5(c) of Schedule 3;

TAX WARRANTIES means the warranties set out in Part D of Schedule 2;

TELFORD FIELD means the Telford Field located in Block 15/22 of UKCS Licences
P.185 and P.218;

THIRD PARTY CLAIM has the meaning given in Clause 10.1;

TITLE WARRANTIES means those warranties under Paragraphs 1.2(b), 1.2(c), 1.2(d),1.2(e) and 9.1 of Part A of Schedule 2;

TRANSACTION DOCUMENTS means this Agreement, the Disclosure Letter, and any other Agreed Form Documents;

TRANSITIONAL SERVICES AGREEMENT means the agreement to be signed by the Parties at Closing in relation to certain services to be provided by the Seller to the Purchaser for a period of time after Closing;

UK BUSINESS means the oil and gas exploration, production and development business of the Target Companies;

UK GAAP means the generally accepted accounting principles which are the accounting principles and practices generally accepted in the United Kingdom, approved by the Accounting Standards Board, and which implement the requirements of the Companies Act 1985 (as amended by the Companies Act 1989) and of any other legislation or regulation compliance with which is required by law in connection with the preparation of accounts by companies incorporated with limited liability or compliance with which is generally adopted and practised by such companies in the United Kingdom;

UNAFFECTED PARTY has the meaning given in Paragraph 7 of Schedule 6;

UNDERTAKING means a body corporate or partnership or unincorporated association carrying on trade or business with or without a view to profit; in relation to an undertaking which is not a company, expressions in this Agreement appropriate to companies are to be construed as references to the corresponding persons, officers, documents or agents (as the case may be) appropriate to undertakings of that description;

VAT means value added tax and any similar sales or turnover tax;

WARRANTIES means the warranties given pursuant to Clause 7 and set out in
Schedule 2 and WARRANTY shall be construed accordingly;

WELLS means the wells commonly named 15/21a-A1, 15/22-C1, 15/22-D1, 15/21a-E3, 15/21a-20, 15/21b-49, 15/21b-56, 15/21a-55, 15/22-4, 15/22-5, 15/22-6z, 15/22-7,
15/22-8, 15/22-9z, 15/22-12z, 15/22-13,15/22-16, 21/15a-7, 20/2-4 and 20/2-7z;
and

WORKING CAPITAL means the consolidated working capital of the Target Companies (without duplication and expressed in Dollars) which shall be calculated in accordance with Schedule 9; and

2.     In this Agreement, unless the context otherwise requires:

(a) references to a PERSON shall be construed so as to include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state


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       or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

(b) the headings are inserted for convenience only and shall not affect the construction of this Agreement;

(c)    the singular shall include the plural and vice versa;

(d)    references to one gender include all genders;

(e) references to times of the day are to local time in the relevant jurisdiction unless otherwise stated;

(f) references to any English legal term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include that which most nearly approximates in that jurisdiction to the English legal term;

(g) references to sterling or pounds sterling or (pound) are references to the lawful currency from time to time of England;

(h) subject to Paragraph (i) below and unless otherwise specifically provided in this Agreement, references to any monetary sum expressed in a Dollar amount shall, where such sum is referable in whole or part to a particular jurisdiction, be deemed to be a reference to an equivalent amount in the local currency of that jurisdiction translated at the Exchange Rate at the relevant date specified in this Agreement;

(i) where it is necessary to determine whether a monetary limit or threshold set out in Schedule 3 has been reached or exceeded (as the case may be) and the value of any of the relevant claims is expressed in a currency other than Dollars, the value of each such claim shall be translated into Dollars at the Exchange Rate on the date of receipt of written notification of the existence of such claim in accordance with Schedule 3;

(j) where any number or amount is expressed as a negative number or amount and/or is preceded by the minus sign or a calculation results in a negative number or amount and such negative number or amount is to be subtracted from another number or amount (whether positive or negative), then, applying the general rule of arithmetic, the equivalent positive number or amount shall be added to that other number or amount (for example, 3--10=(3+10)=13);

(k)    for the avoidance of doubt:

       (i) where any two amounts are being compared for the purpose of determining which is greater or less, a positive amount is greater than a negative amount and, of two negative amounts, the amount closer to zero is the greater amount; and

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       (ii)   where the amount of the difference between two amounts is to be calculated, the amount of that difference is always a positive amount regardless of whether either or both of the relevant amounts are themselves negative amounts;

(l) any statement in this Agreement qualified by the expression TO THE BEST OF THE SELLER'S KNOWLEDGE or SO FAR AS THE SELLER IS AWARE or any similar expression shall mean that it has been made after due and careful inquiry of (but only of) the directors and officers of the Company;

(m) an undertaking is a SUBSIDIARY UNDERTAKING of another undertaking (its PARENT UNDERTAKING) if that other undertaking, directly or indirectly, through one or more subsidiary undertakings:

       (i)    holds a majority of the voting rights in it; or

       (ii) is a member or shareholder of it and has the right to appoint or remove a majority of its board of directors or other equivalent managing body; or

       (iii)  has a right to exercise a dominant influence over it:

              (A) by virtue of provisions contained in its memorandum or articles or equivalent constitutional documents; or

              (B) by virtue of a contract with that undertaking or other members or shareholders of that undertaking; or

       (iv) is a member or shareholder of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it; and

(n) any phrase introduced by the terms INCLUDING, INCLUDE, IN PARTICULAR or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

3. Except as otherwise expressly provided in this Agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to:

(a) that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Agreement;

(b) any enactment which that enactment re-enacts (with or without modification); and

(c) any subordinate legislation (including regulations) made (before or after the date of this Agreement) under that enactment, as amended, consolidated or re-enacted as described in sub-Paragraph (a) or (b) above,

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except to the extent that any of the matters referred to in Paragraphs (a) to
(c) occurs after the date of this Agreement and increases or alters the liability of any party under this Agreement.

4. Where there is any inconsistency between the definitions set out in this Schedule and the definitions set out in any Clause or any other Schedule, then, for the purposes of construing such Clause or Schedule, the definitions set out in such Clause or Schedule shall prevail.

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                                    ANNEX 1

                           LICENSED INTEREST DOCUMENTS

SIGNED by Alan Booth                 )
for and on behalf of                 )
ENCANA (U.K.) HOLDINGS LIMITED       )






SIGNED by                            )
and                                  )
for and on behalf of                 )
NEXEN ENERGY HOLDINGS                )
INTERNATIONAL LIMITED                )